Exhibit 99

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.	Financial Statements and Supplemental Data

CONSOLIDATED FINANCIAL STATEMENTS

CINGULAR WIRELESS LLC
Years Ended December 31, 2002 (restated), 2003 (restated) and 2004 with Report of Independent Registered Public Accounting Firm

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.	Financial Statements and Supplemental Data

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2002 (Restated), 2003 (Restated) and 2004

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.	Financial Statements and Supplemental Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareowners

Cingular Wireless Corporation, Manager of
     Cingular Wireless LLC

We have audited the accompanying consolidated balance sheets of Cingular Wireless LLC as of December 31, 2003 and 2004 and the related consolidated statements of income, changes in members’ capital, comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule listed in the Index at Item 15a(2). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Omnipoint Facilities Network II, LLC (Omnipoint), a wholly owned subsidiary of GSM Facilities, LLC (an equity investee in which the Company has an approximate 60% interest at December 31, 2004), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the consolidated financial statements relates to the 2003 and 2004 amounts included for Omnipoint, it is based solely on their report. In the consolidated financial statements, the Company’s indirect investment in Omnipoint is stated at $770 million and $880 million, respectively, at December 31, 2003 and 2004, and the Company’s equity in net losses of Omnipoint is stated at $100 million and $135 million, for the years then ended.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cingular Wireless LLC and subsidiaries at December 31, 2003 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial schedule when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 5 to the consolidated financial statements, in 2002 the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As described in Note 2 to the consolidated financial statements, the accompanying consolidated balance sheet as of December 31, 2003 and the related consolidated statements of income, changes in members’ capital, comprehensive income and cash flows for each of the years ended December 31, 2002 and 2003 have been restated.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

March 4, 2005

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of GSM Facilities, LLC:

In our opinion, the accompanying balance sheets and the related statements of operations, of member’s equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Omnipoint Facilities Network II, LLC (the Company) at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Notes 1 and 5, the Company’s transactions are substantially with related parties, who are the Company’s member owners. Additionally, as described in Note 1, the Company relies on its member owners for funding requirements.

As described in notes 1 and 6, the Company’s assets were contributed to T-Mobile USA, Inc. (T-Mobile) on January 5th, 2005, as part of an agreement between T-Mobile and Cingular Wireless LLC to unwind the operations of their joint venture, GSM Facilities, LLC.

As discussed in Note 2, the consolidated financial statements for the years ended December 31, 2003 and 2002 have been restated.

/s/ PRICEWATERHOUSECOOPERS LLP

Seattle, Washington

March 3, 2005

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2004

	(Dollars in millions)
	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$1,139	$352
Accounts receivable — net of allowance for doubtful accounts of $130 and $317	1,592	3,448
Due from affiliates, net	—	138
Inventories	273	690
Prepaid assets	186	346
Other current assets	110	596

Total current assets	3,300	5,570
Property, plant and equipment, net	10,962	21,958
Licenses, net	7,769	24,762
Goodwill	849	21,637
Customer relationship intangibles, net	150	4,698
Other intangible assets, net	5	241
Investments in and advances to equity affiliates	2,269	2,676
Other assets	226	696

Total assets	$25,530	$82,238

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Debt maturing within one year	$95	$2,158
Accounts payable	904	1,383
Due to affiliates, net	54	—
Advanced billing and customer deposits	538	728
Accrued liabilities	1,619	3,714

Total current liabilities	3,210	7,983
Long-term debt:
Debt due to members	9,678	9,628
Other long-term debt, net of premium	2,914	14,229

Total long-term debt	12,592	23,857
Deferred tax liabilities, net	190	3,997
Other noncurrent liabilities	546	1,256

Total liabilities	16,538	37,093
Commitments and contingencies (see Note 18)
Minority interests in consolidated entities	659	609
Members’ capital:
Members’ capital	8,513	44,714
Receivable for properties to be contributed	(178)	(178)
Accumulated other comprehensive loss, net of taxes	(2)	—

Total members’ capital	8,333	44,536

Total liabilities and members’ capital	$25,530	$82,238

See accompanying notes.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2002	2003	2004

	(Dollars in millions)
	(Restated)	(Restated)
Operating revenues:
Service revenues	$13,922	$14,223	$17,473
Equipment sales	981	1,260	1,963

Total operating revenues	14,903	15,483	19,436
Operating expenses:
Cost of services (excluding depreciation of $1,393, $1,670 and $2,259, which is included below)	3,594	3,681	4,608
Cost of equipment sales	1,535	2,031	2,874
Selling, general and administrative	5,429	5,428	7,349
Depreciation and amortization	1,849	2,089	3,077

Total operating expenses	12,407	13,229	17,908

Operating income	2,496	2,254	1,528
Other income (expenses):
Interest expense	(911)	(856)	(900)
Minority interest in earnings of consolidated entities	(123)	(101)	(86)
Equity in net loss of affiliates	(274)	(333)	(415)
Other, net	29	41	16

Total other income (expenses)	(1,279)	(1,249)	(1,385)

Income before provision for income taxes and cumulative effect of accounting change	1,217	1,005	143
Provision (benefit) for income taxes	12	28	(58)

Income before cumulative effect of accounting change	1,205	977	201
Cumulative effect of accounting change, net of tax	(32)	—	—

Net income	$1,173	$977	$201

See accompanying notes.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

(Dollars in millions)
Balance at December 31, 2001, as originally reported	$5,850
Effect of restatement on periods ending on or prior to December 31, 2001	(72)

Balance at December 31, 2001, as restated	5,778
Net income, as restated	1,173
Contributions from members	484

Balance at December 31, 2002, as restated	7,435
Net income, as restated	977
Distributions to members, net	(79)

Balance at December 31, 2003, as restated	8,333
Net income	201
Contributions from members, net	36,000
Other, net	2

Balance at December 31, 2004	$44,536

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,

	2002	2003	2004

	(Restated)	(Restated)

	(Dollars in millions)
Comprehensive Income
Net income	$1,173	$977	$201
Other comprehensive income (loss):
Minimum pension liability adjustment, net of taxes of $1 in 2004	(1)	—	(4)
Net foreign currency translation adjustment, net of taxes of ($4)	—	—	6
Net unrealized gain (loss) on securities:
Reclassification adjustment for losses included in net income	1	—	—

Total comprehensive income	$1,173	$977	$203

See accompanying notes.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2003	2004

	(Dollars in millions)
	(Restated)	(Restated)
Operating activities
Net income	$1,173	$977	$201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,849	2,089	3,077
Provision for doubtful accounts	404	259	423
Asset impairments	151	—	4
Minority interest in earnings of consolidated entities	123	101	86
Equity in net loss of affiliates	274	333	415
Cumulative effect of accounting change, net of tax	32	—	—
Amortization of debt discount (premium), net	1	1	(43)
Deferred income taxes	(3)	(1)	(74)
Changes in operating assets and liabilities:
Accounts receivable	(280)	(331)	(336)
Inventories	63	(147)	(189)
Other current assets	(42)	(83)	(18)
Accounts payable and other current liabilities	(411)	278	(512)
Pensions and post-employment benefits	91	55	88
Other, net	167	155	198

Net cash provided by operating activities	3,592	3,686	3,320
Investing activities
Construction and capital expenditures	(3,085)	(2,734)	(3,449)
Investments in and advances to equity affiliates, net	(450)	(616)	(422)
Dispositions of assets	6	7	188
Acquisition of AT&T Wireless, net of cash received	—	—	(35,543)
Acquisitions of other businesses and licenses, net of cash received	(6)	(25)	(1,632)
Contractor engineering deposit	(50)	—	—
Purchases of held-to-maturity investments	—	—	(219)

Net cash used in investing activities	(3,585)	(3,368)	(41,077)
Financing activities
Net borrowings under revolving credit agreement	—	—	1,667
Net repayment of commercial paper	(27)	—	—
Net repayment of long-term debt	(59)	(64)	(530)
Repayment of long-term debt due to members	—	—	(50)
Net distributions to minority interests	(79)	(33)	(141)
Contributions from members	499	10	36,024

Net cash provided by (used in) financing activities	334	(87)	36,970

Net increase (decrease) in cash and cash equivalents	341	231	(787)
Cash and cash equivalents at beginning of period	567	908	1,139

Cash and cash equivalents at end of period	$908	$1,139	$352

See accompanying notes.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2002, 2003, and 2004
(Dollars in Millions)

1.	Summary of Significant Accounting Policies

Background and Basis of Presentation

Cingular Wireless LLC (the Company) is a Delaware limited liability company formed in 2000 by SBC Communications Inc. (SBC) and BellSouth Corporation (BellSouth) as the operating company for their U.S. wireless joint venture. SBC and BellSouth, through their wholly owned subsidiaries, respectively, own approximate 60% and 40% economic interests in the Company. Cingular Wireless Corporation (the Manager), which is directed equally by SBC and BellSouth, acts as the Company’s manager and controls the Company’s management and operations. The Company provides wireless voice and data communications services, including local, long-distance and roaming services using both cellular and personal communications services (PCS), and equipment to customers in 44 states, including service to all 100 of the largest U.S. metropolitan areas. All of the Company’s operations, which primarily serve customers in the U.S., are conducted through subsidiaries or joint ventures. Through roaming arrangements with other carriers, the Company provides its customers service in regions where it does not have network coverage and is thus able to serve customers in virtually the entire U.S. and over 170 foreign countries.

In October 2004, the Company acquired AT&T Wireless Services, Inc. (AT&T Wireless) for an aggregate consideration of approximately $41,000 in cash. AT&T Wireless, which has been renamed New Cingular Wireless Services, Inc. but will continue to be referred to herein as AT&T Wireless, is now a direct wholly owned subsidiary of the Company. The assets and operations of AT&T Wireless are being integrated with those of the Company, and the business is conducted under the “Cingular” brand name. See Note 3 for further discussion of the acquisition.

As provided for in the original Contribution and Formation Agreement between the Company, SBC and BellSouth, contributions of wireless operations and assets in certain markets were made during 2000 and 2001. The contribution by SBC of wireless operations and assets in the Arkansas markets, or an equivalent amount in cash if such assets are not contributed, was still pending as of December 31, 2004. The Company has recorded amounts to be contributed as “Receivable for properties to be contributed” in the consolidated balance sheets. Until such time as the contribution is made, the Company continues to manage the properties for a fee. Fees received for managing the Arkansas markets for the years ended December 31, 2002, 2003 and 2004 were $22, $30 and $40, respectively.

These consolidated financial statements include charges from SBC and BellSouth for certain expenses pursuant to various agreements (see Notes 12 and 17). These expenses are considered to be a reasonable reflection of the value of services provided or the benefits received by the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. (GAAP) requires management to make estimates and assumptions that affect the amounts reflected in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions. Estimates are used when accounting for certain items such as revenue, allowance for doubtful accounts, useful lives of property, plant and equipment and amortization periods for intangible assets, asset

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

impairments, inventory reserves, legal and tax contingencies, employee compensation programs, evaluation of minimum lease term for operating leases, fair values of investments and intangible assets, asset impairment charges and deferred income taxes, including income tax valuation allowances. Additionally, estimates are used when recording the fair values of assets acquired and liabilities assumed in a purchase business combination.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, variable interest entities in which the Company is the primary beneficiary as defined by Financial Accounting Standards Board (FASB) Interpretation No. 46R, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51(FIN 46R), and voting interest entities in which the Company exercises control. Other parties’ interests in consolidated entities are reported as minority interests. All significant intercompany transactions are eliminated in the consolidation process.

The equity method is used to account for investments that are not consolidated but in which the Company exercises significant influence. Investments in which the Company does not have the ability to exercise significant influence are accounted for under the cost method.

Segments

The Company manages the business as one reportable business segment, wireless communications services, which also is a single operating segment. The Company operates primarily in the U.S.

Revenue Recognition

The Company earns service revenues by providing access to its wireless network (access revenue) and for usage of its wireless system (airtime revenue). Access revenue from postpaid customers is billed either in advance or arrears and recognized ratably over the service period. Airtime revenue, including roaming revenue and long-distance revenue, is billed in arrears based on minutes of use and is recognized when the service is rendered. Prepaid airtime sold to customers and revenue collected from pay-in-advance customers is recorded as deferred revenue prior to the commencement of services, and revenue is recognized when airtime is used or expires. Access and airtime services provided are billed throughout the month according to the bill cycle in which a particular subscriber is placed. As a result of bill cycle cut-off times, the Company is required to make estimates for service revenues earned but not yet billed at the end of each month, and for advanced billings. These estimates are based primarily upon historical minutes of use.

The Company’s ROLLOVER® rate plans include a feature whereby unused anytime minutes do not expire each month but rather are available, under certain conditions, for future use for a period not to exceed one year from the date of purchase. The Company defers revenue based on an estimate of the portion of unused minutes expected to be utilized prior to expiration. Historical subscriber usage patterns, which have been consistent and which the Company views to be reliable for purposes of gauging predictive behavior, allow the Company to estimate the number of unused minutes to be utilized, as well as those which are likely to expire or be forfeited. No deferral of revenue is recorded for the minutes that are expected to

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

expire or be forfeited, as no future performance is expected to be required by the Company, nor is there any obligation to refund or redeem for value expired minutes. During the second quarter of 2004, the Company modified its estimate for calculating the deferral to incorporate more refined customer data and usage patterns, which in the Company’s view more accurately reflects the estimate of future utilization of those minutes based on historical trends. This change in estimate resulted in a $63 decrease in the deferral recorded as of December 31, 2004, and a corresponding increase to services revenue, as compared to the deferral that would have been recorded prior to making the change. The balance of the deferral as of December 31, 2003 and 2004 was $103 and $146, respectively, and has been included in “Advanced billings and customer deposits” in the consolidated balance sheets.

Service revenues include revenues from Company customers who roam outside their selected home coverage area, referred to as “incollect” roaming revenues, and revenues from other wireless carriers for roaming by their customers on the Company’s network, referred to as “outcollect” roaming revenues.

The Company offers enhanced services including caller ID, call waiting, call forwarding, three-way calling, no answer/busy transfer, text messaging and voice mail. Generally, these enhanced features generate additional service revenues through monthly subscription fees or increased wireless usage through utilization of the features. Other optional services, such as mobile-to-mobile calling, roadside assistance and handset insurance, may also be provided for a monthly fee. These enhanced features and optional services may be bundled with package rate plans or sold separately. Revenues for enhanced services and optional features are recognized as earned. Service revenues also include billings to our customers for Universal Service Fund (USF) and other regulatory fees.

Equipment sales consist principally of revenues from the sale of wireless handsets and accessories to new and existing customers and to agents and other third-party distributors. The revenue and related expenses associated with the sale of wireless handsets and accessories through our indirect sales channels are recognized when the products are delivered and accepted by the agent or third-party distributor, as this is considered to be a separate earnings process from the sale of wireless services and probability of collection is likely. Shipping and handling costs for wireless handsets sold to agents and other third-party distributors are classified as costs of equipment sales.

Effective July 1, 2003, the Company adopted Emerging Issues Task Force (EITF) No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, which is being applied on a prospective basis. The consensus addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables are required to be divided into separate units of accounting if the deliverables in the arrangement meet certain criteria. Arrangement consideration must be allocated among the separate units of accounting based on their relative fair values. The consensus also supersedes certain guidance set forth in Securities and Exchange Commission (SEC) Staff Accounting Bulletin Number 101, Revenue Recognition in Financial Statements (SAB 101). SAB 101 was amended in December 2003 by Staff Accounting Bulletin Number 104 (SAB 104).

The Company determined that the sale of wireless services through its direct sales channels with an accompanying handset constitutes a revenue arrangement with multiple deliverables. Upon adoption of EITF No. 00-21, the Company began dividing these arrangements into separate units of accounting,

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

including the wireless service and handset. Arrangement consideration received for the handset is recognized as equipment sales when the handset is delivered and accepted by the subscriber. Arrangement consideration received for the wireless service is recognized as service revenues when earned. As the non-refundable, up-front activation fee charged to the subscriber does not meet the criteria as a separate unit of accounting, the Company allocates the additional arrangement consideration received from the activation fee to the handset (the delivered item) to the extent that the aggregate handset and activation fee proceeds do not exceed the fair value of the handset. Any activation fees not allocated to the handset would be deferred upon activation and recognized as service revenue on a straight-line basis over the expected customer relationship period. The Company determined that the sale of wireless services through its indirect sales channels (agents) does not constitute a revenue arrangement with multiple deliverables. For indirect channel sales, the Company continues to defer non-refundable, up-front activation fees and associated costs to the extent of the related revenues in accordance with SAB 104. These deferred fees and costs are amortized on a straight line basis over the estimated customer relationship period, which is currently estimated to be three years. The Company has recorded deferred revenues and deferred expenses of equal amounts in the consolidated balance sheets. As of December 31, 2003 and 2004, SAB 104 deferred revenues and expenses were $104 and $124, respectively.

Income Taxes

The Company is not a taxable entity for federal income tax purposes. Federal taxable income or loss is included in our respective members’ federal income tax returns. The Company’s provision (benefit) for income taxes includes federal and state income taxes for our corporate subsidiaries, as well as for certain states which impose income taxes upon non-corporate legal entities. The acquisition of AT&T Wireless resulted in a significant increase in our pre-tax income (loss) from our corporate subsidiaries. AT&T Wireless retained its corporation status; however, after the acquisition, AT&T Wireless transferred the majority of its assets and liabilities to Cingular Wireless II, LLC (CW II), which it owns jointly with the Company. In exchange for the assets and liabilities transferred to CW II, AT&T Wireless received a 43% ownership interest in CW II, from which any income (loss) is allocated accordingly and is subject to federal and state income taxes. The remaining 57% of the income (loss) from CW II is allocated to the Company and flows through to the members or partners who are taxed at their level pursuant to federal and state income tax laws.

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates in effect for the year in which the differences are expected to reverse. Pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, Accounting For Income Taxes, the Company provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. See Note 16 for further information.

Required Distributions

The Company is required to make periodic distributions to its members on a pro rata basis in accordance with each member’s ownership interest in amounts sufficient to permit members to pay the tax liabilities resulting from allocations of income tax items from the Company. Since the Company did not generate

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

taxable income in 2002, 2003 or 2004, the Company made no distributions for tax liabilities in 2002, 2003 or 2004.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less. Outstanding checks and drafts of $74 and $169 have been included in “Accounts payable” in the consolidated balance sheets as of December 31, 2003 and 2004, respectively.

Short-Term Investments

Short-term investments primarily include investments with original maturities of generally more than three months and less than one year. The Company’s short-term investments primarily related to assets placed in trust for the redemption of certain debt acquired in the AT&T Wireless acquisition (see Note 9) and for employee benefit obligations (see Note 17). These investments, which are classified as held-to-maturity and totaled $233 as of December 31, 2004, are carried at cost, which approximates fair value, and are included in “Other current assets” in the consolidated balance sheets.

Accounts Receivable

Accounts receivable consist principally of trade accounts receivable from customers and are generally unsecured and due within 30 days. Credit losses relating to these receivables consistently have been within management’s expectations. Expected credit losses are recorded as an allowance for doubtful accounts in the consolidated balance sheets. Estimates of expected credit losses are based primarily on historical write-off experience, net of recoveries, and on the aging of the accounts receivable balances. The collection policies and procedures of the Company vary by credit class and prior payment history of customers. Provisions for uncollectible receivables are included in selling, general and administrative expenses.

Inventories

Inventories consist principally of wireless handsets and accessories and are valued at the lower of cost or market value. Market value is determined using replacement cost. The Company maintains inventory valuation reserves for obsolescence and slow moving inventory. These reserves are determined based on analysis of inventory agings.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. The cost of additions and substantial improvements is capitalized. Interest expense and network engineering costs incurred during the construction phase of the Company’s wireless network are capitalized as part of property, plant and equipment until the projects are completed and the assets are placed into service. The cost of maintenance and repairs is charged to operating expenses. Property, plant and equipment are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements, including cell site acquisition and other site construction improvements, are depreciated over the shorter of their estimated useful lives or lease terms that are reasonably assured. Depreciation lives may be

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

accelerated due to changes in technology, the rate of migration of the Company’s subscriber base from its Time Division Multiple Access (TDMA) network to its Global System for Mobile Communication (GSM) network or other industry conditions. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized and included in “Cost of services.”

Software Capitalization

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized costs include direct development costs associated with internal use software, including internal direct labor costs and external costs of materials and services. These capitalized software costs are included in “Property, plant and equipment, net” in the consolidated balance sheets and are being amortized on a straight-line basis over a period not to exceed five years. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.

Intangible Assets

Intangible assets consist primarily of customer relationships, FCC spectrum licenses and the excess of consideration paid over the fair value of net assets acquired in purchase business combinations (goodwill). Additionally, in conjunction with the Company’s acquisition of AT&T Wireless in October 2004, the Company established intangible assets associated with trade names, trade marks and lease contracts.

Customer relationships represent values placed on customers of acquired businesses and have a finite life. The majority of the Company’s customer relationship intangible assets are amortized over a five-year period using the sum-of-the-years digits method.

Goodwill and other indefinite-lived intangible assets are not amortized in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). The Company has determined that its FCC spectrum licenses, except for those used in the Mobitex data business, which it sold in the fourth quarter of 2004 (see Note 3), and those held by foreign subsidiaries, should be treated as indefinite-lived intangible assets (see Note 5). The FCC issues spectrum licenses that authorize wireless carriers to provide service in specific geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993, the FCC adopted specific standards to apply to wireless renewals, concluding it will award a license renewal to a licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The licenses held by the Company expire at various dates. The Company believes that it will be able to meet all requirements necessary to secure renewal of its wireless licenses.

Finite-lived licenses, which included those formerly used in the Mobitex data business and those held by foreign subsidiaries, are amortized using the straight-line method over their estimated useful lives. Licenses held by foreign subsidiaries are not subject to FCC jurisdiction.

The Company tests goodwill and other indefinite-lived intangible assets for impairment on an annual basis. Additionally, goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the Company’s fair value below its carrying

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

value. Indefinite-lived intangible assets will be tested between annual tests if events or changes in circumstances indicate that the asset might be impaired. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. See Note 5 for discussion of the goodwill and indefinite-lived intangible asset impairment tests.

Valuation of Long-lived Assets

Long-lived assets, including property, plant and equipment and intangible assets with finite lives, are reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. In analyzing potential impairment, the Company uses projections of future cash flows from the asset group. These projections are based on the Company’s views of forecasted growth rates, anticipated future economic conditions, appropriate discount rates relative to risk and estimates of residual values. If the total of the expected future undiscounted cash flows from the asset group the Company intends to hold and use is less than the carrying amount of the asset group, a loss is recognized for the difference between the fair value and carrying amount of the asset group. The asset group to be held and used represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. The Company has determined the lowest level for which cash flows are largely independent of the cash flows of other groups is the consolidated company level. For assets the Company intends to dispose of, a loss is recognized if the carrying amount of the assets in the disposal group is more than fair value, net of the costs of disposal. The Company principally uses the discounted cash flow method to estimate the fair value of its long-lived assets. The discount rate applied to the undiscounted cash flows is consistent with the Company’s weighted-average cost of capital.

The Company periodically evaluates the useful lives of its wireless network equipment and other equipment and finite-lived intangible assets based on technological and other industry changes to determine whether events or changes in circumstances warrant revisions to the useful lives (see Notes 4 and 13).

Valuation of Investments

The Company holds equity interests in certain entities (see Note 6). These investments are primarily accounted for under the equity method of accounting. In accordance with Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, the Company reviews its equity method investments for impairment. These reviews are performed to determine whether any decline in the fair value of an investment below its carrying value is deemed to be other than temporary, in which case an impairment charge would be recorded.

Deferred Financing Costs

Debt financing costs are capitalized and amortized over the terms of the underlying obligation using the straight-line method, which approximates the effective interest method. The net deferred financing costs

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

were $17 and $24 at December 31, 2003 and 2004, respectively. These deferred financing costs are included in “Other assets” in the consolidated balance sheets.

Asset Retirement Obligations

The Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations(SFAS 143) effective January 1, 2003. This statement requires the Company to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and capitalize that amount as part of the book value of the long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, the Company either settles the obligation for its recorded amount or incurs a gain or loss.

The Company has certain legal obligations related to network infrastructure, principally tower assets, which fall within the scope of SFAS 143. These legal obligations include obligations to remediate leased land on which the Company’s network infrastructure assets are located. The significant assumptions used in estimating the Company’s asset retirement obligations include the following: a 25% to 80% probability, depending upon the type of operating lease, that the Company’s assets with asset retirement obligations will be remediated at the lessor’s directive; expected settlement dates that coincide with lease expiration dates plus estimates of lease extensions; remediation costs that are indicative of what third party vendors would charge the Company to remediate the sites; expected inflation rates that are consistent with historical inflation rates; and credit-adjusted risk-free rates that approximate the Company’s incremental borrowing rates.

Advertising Costs

Costs for advertising are expensed as incurred. Total advertising expenses were $549, $643 and $973 for the years ended December 31, 2002, 2003 and 2004, respectively. Advertising expenses for 2004 include integration costs associated with public relations activities and media coverage to promote the combined company (see Note 14).

Operating Leases

The Company accounts for its operating leases in accordance with SFAS No. 13, Accounting for Leases and FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. Rent expense is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The difference between rent expense and rent paid is recorded as deferred rent and is included in “Accrued liabilities” and “Other noncurrent liabilities” in the consolidated balance sheets.

Derivative Financial Instruments

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133), the Company recognizes all derivatives as either assets or liabilities in the consolidated balance sheets and measures those instruments at fair value. Gains and losses resulting from changes in the fair values of those derivative instruments will be recorded to earnings or other comprehensive income (loss) depending on the use of the derivative instrument and whether it qualifies for hedge accounting.

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedging transactions are effective. Should it be determined that a derivative is not effective as a hedge, the Company would discontinue the hedge accounting prospectively.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149). This statement amends and clarifies accounting for derivative instruments and for hedging activities under SFAS 133. The adoption of this statement on July 1, 2003 did not have a material impact on the Company’s results of operations, financial position and cash flows.

Guarantees

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others — an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34 (FIN 45), which provides additional accounting guidance and disclosure requirements for most guarantees, including indemnifications. It requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value of the obligations it assumes under that guarantee if that amount is reasonably estimable, and must disclose that information in its interim and annual financial statements. The provisions for initial recognition and measurement of the liability are to be applied on a prospective basis to guarantees issued or modified on or after January 1, 2003.

New Accounting Standards

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). This statement establishes standards for how an issuer classifies and measures financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that instruments that are redeemable upon liquidation or termination of an issuing subsidiary that has a limited life are considered mandatorily redeemable shares in the financial statements of the parent. Accordingly, those non-controlling interests are required to be classified as liabilities and recorded at settlement value by SFAS 150. This statement was effective beginning July 1, 2003. As a result of concerns over implementation and measurement issues, on November 7, 2003, FASB Staff Position (FSP) FAS 150-3 was issued deferring indefinitely the effective date for the measurement provisions of paragraphs 9 and 10 of SFAS 150, as they apply to mandatorily redeemable non-controlling interests (e.g., minority interests) of limited-life entities that are consolidated in financial statements.

Certain of the Company’s consolidated entities with minority partners have finite lives. While there are no provisions in the entity charter agreements that require liquidation upon expiration of the entities’ stated lives, the guidance in SFAS 150 still requires the minority interest to be recorded on the balance sheet at settlement value as if the minority interest will be liquidated at that time. The impact on the Company’s results of operations, financial position and cash flows would not be material.

In September 2004, the EITF reached a consensus on Issue No. 04-01, Accounting for Pre-existing Contractual Relationships between the Parties to a Purchase Business Combination (EITF 04-01). The

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

consensus requires companies to evaluate pre-existing contractual relationships between two parties to a business combination to determine whether settlement of the pre-existing contractual relationship has occurred. Settlements of a pre-existing contractual relationship should be accounted for separately from the business combination. EITF 04-01 is effective for business combinations consummated for reporting periods beginning after October 2004 and is required to be adopted in the first quarter of 2005. The Company adopted this new pronouncement effective January 1, 2005. The impact to the Company’s ongoing results of operations and cash flows as a result of adopting this new statement is not material.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (SFAS 153). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, Accounting for Nonmonetary Transactions, and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company in the third quarter of 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

     Reclassifications

Certain amounts have been reclassified in the 2002 and 2003 consolidated financial statements to conform to the current year presentation.

2.     Restatements

On February 18, 2005, Company management and the Audit Committee of the board of directors of the Manager concluded that the Company’s financial statements for fiscal periods ending December 31, 2000 through December 31, 2003 and the first three interim periods of 2004 should be restated to correct certain errors relating to accounting for operating leases. While management believes that the impact of this error is not material to any previously issued financial statements, it determined that the cumulative adjustment required to correct this error was too large to record in 2004.

The Company has operating leases, principally for cell sites, that have escalating rentals during the initial lease term and during succeeding optional renewal periods. During the course of preparing its 2004 consolidated financial statements, the Company determined that its method of accounting for operating leases did not comply with the requirements of SFAS No. 13, Accounting for Leases and FASB Technical Bulletin No. 85-3, Accounting for Operating Leases with Scheduled Rent Increases. Historically, the Company has not assumed the exercise of available renewal options in its accounting for operating leases. The Company reevaluated its accounting for operating leases and the related useful lives for depreciating leasehold improvements following publication of a letter issued by the Office of the Chief Accountant of the U.S. Securities and Exchange Commission on February 7, 2005. In light of the Company’s investment in each cell site, including acquisition costs and leasehold improvements, the Company has determined that the exercise of certain renewal options was reasonably assured at the inception of the leases. Accordingly, the Company has corrected its accounting to recognize rent expense, on a straight-line basis,

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Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

over the initial lease term and renewal periods that are reasonably assured, and to depreciate the associated leasehold improvements and other related assets over the lesser of their useful lives or their respective lease terms. These restated financial statements reflect these corrections.

The Company’s network infrastructure venture with T-Mobile USA, Inc. (T-Mobile), GSM Facilities LLC (GSMF), accounted for under the equity method, reached a similar conclusion with respect to operating leases, requiring correction and restatement of its previously issued financial statements for the years ended December 31, 2003 and 2002. Accordingly, the Company also revised and restated its equity accounting for the venture.

The impact of these restatements to the Company’s statements of income for the years ended December 31, 2002 and December 31, 2003 was a decrease to Net income of $34 and $45, respectively, as well as a decrease to Member’s capital of $72 as of December 31, 2001. The impact associated with correcting the Company’s accounting for operating leases was an increase to lease expense of $23 and $3, reflected in Costs of services and Selling, general and administrative expenses, respectively, for the year ended December 31, 2002 and of $29 and $6, respectively, for the year ended December 31, 2003. The impact associated with correcting the accounting for the operating leases and useful lives of the Company’s GSMF joint venture was an increase in Equity in net loss of affiliates of $9 and $10, respectively, for the same periods. The above correction also had a de minimus impact on Depreciation and amortization to adjust for the lives used to depreciate certain leasehold improvements. The restatements also impacted Property, plant and equipment, net; Investments in and advances to equity affiliates; Accrued liabilities; Other noncurrent liabilities; and Members’ capital on the consolidated balance sheet as of December 31, 2003.

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Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

The following schedules reconcile the amounts as originally reported in the Company’s consolidated balance sheet as of December 31, 2003 and the consolidated statements of income, comprehensive income, changes in members’ capital and cash flows for the years ended December 31, 2002 and 2003:

Consolidated Balance Sheet

	As of December 31, 2003

	(Reported)	Adjustments	(Restated)

	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,139	—	$1,139
Accounts receivable — net of allowance for doubtful accounts of $130	1,592	—	1,592
Inventories	273	—	273
Prepaid assets	186	—	186
Other current assets	110	—	110

Total current assets	3,300	—	3,300
Property, plant and equipment, net	10,939	23	10,962
Licenses, net	7,769	—	7,769
Goodwill	849	—	849
Customer relationship intangibles, net	150	—	150
Other intangible assets, net	5	—	5
Investments in and advances to equity affiliates	2,288	(19)	2,269
Other assets	226	—	226

Total assets	$25,526	4	$25,530

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Debt maturing within one year	$95	—	$95
Accounts payable	904	—	904
Due to affiliates, net	54	—	54
Advanced billing and customer deposits	538	—	538
Accrued liabilities	1,596	23	1,619

Total current liabilities	3,187	23	3,210

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Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

	As of December 31, 2003

	(Reported)	Adjustments	(Restated)

	(Dollars in millions)
Long-term debt:
Debt due to members	9,678	—	9,678
Other long-term debt, net of premium	2,914	—	2,914

Total long-term debt	12,592	—	12,592
Deferred tax liabilities, net	190	—	190
Other noncurrent liabilities	414	132	546

Total liabilities	16,383	155	16,538
Minority interests in consolidated entities	659	—	659
Members’ capital:
Members’ capital	8,664	(151)	8,513
Receivable for properties to be contributed	(178)	—	(178)
Accumulated other comprehensive loss, net of taxes of $0	(2)	—	(2)

Total members’ capital	8,484	(151)	8,333

Total liabilities and members’ capital	$25,526	4	$25,530

Consolidated Statements of Income

	Year Ended December 31, 2002			Year Ended December 31, 2003

	(Reported)	Adjustments	(Restated)	(Reported)	Adjustments	(Restated)

	(Dollars in millions)
Operating revenues:
Service revenues	$13,922	$—	$13,922	$14,223	$—	$14,223
Equipment sales	981	—	981	1,260	—	1,260
Total operating revenues	14,903	—	14,903	15,483	—	15,483
Operating expenses:
Cost of services	3,571	23	3,594	3,652	29	3,681
Cost of equipment sales	1,535	—	1,535	2,031	—	2,031
Selling, general and administrative	5,426	3	5,429	5,422	6	5,428
Depreciation and amortization	1,850	(1)	1,849	2,089	—	2,089
Total operating expenses	12,382	25	12,407	13,194	35	13,229
Operating income	2,521	(25)	2,496	2,289	(35)	2,254

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

	Year Ended December 31, 2002			Year Ended December 31, 2003

	(Reported)	Adjustments	(Restated)	(Reported)	Adjustments	(Restated)

	(Dollars in millions)
Other income (expenses):
Interest expense	(911)	—	(911)	(856)	—	(856)
Minority interest in earnings of consolidated entities	(123)	—	(123)	(101)	—	(101)
Equity in net loss of affiliates	(265)	(9)	(274)	(323)	(10)	(333)
Other, net	29	—	29	41	—	41
Total other income (expenses)	(1,270)	(9)	(1,279)	(1,239)	(10)	(1,249)
Income before provision for income taxes and cumulative effect of accounting change	1,251	(34)	1,217	1,050	(45)	1,005
Provision for income taxes	12	—	12	28	—	28
Income before cumulative effect of accounting change	1,239	(34)	1,205	1,022	(45)	977
Cumulative effect of accounting change, net of tax	(32)	—	(32)	—	—	—
Net income	$1,207	$(34)	$1,173	$1,022	$(45)	$977

Consolidated Statements of Comprehensive Income

	Year Ended December 31, 2002			Year Ended December 31, 2003

	(Reported)	Adjustments	(Restated)	(Reported)	Adjustments	(Restated)

	(Dollars in millions)
Comprehensive Income
Net income	$1,207	$(34)	$1,173	$1,022	$(45)	$977
Other comprehensive income (loss)
Minimum pension liability adjustment, net of tax	(1)	—	(1)	—	—	—
Net unrealized gain (loss) on securities:
Reclassification adjustment for losses included in net income	1	—	1	—	—	—

Total comprehensive income	$1,207	$(34)	$1,173	$1,022	$(45)	$977

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Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

Consolidated Statements of Cash Flows

	Year Ended December 31, 2002			Year Ended December 31, 2003

	(Reported)	Adjustments	(Restated)	(Reported)	Adjustments	(Restated)

	(Dollars in millions)
Operating activities
Net income	$1,207	$(34)	$1,173	$1,022	$(45)	$977
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,850	(1)	1,849	2,089	—	2,089
Provision for doubtful accounts	404	—	404	259	—	259
Asset impairments	151	—	151	—	—	—
Minority interest in earnings of consolidated entities	123	—	123	101	—	101
Equity in net loss of affiliates	265	9	274	323	10	333
Cumulative effect of accounting change, net of tax	32	—	32	—	—	—
Amortization of debt discount, net	1	—	1	1	—	1
Deferred income taxes	(3)	—	(3)	(1)	—	(1)
Changes in operating assets and liabilities:
Accounts receivable	(280)	—	(280)	(331)	—	(331)
Inventories	63	—	63	(147)	—	(147)
Other current assets	(42)	—	(42)	(83)	—	(83)
Accounts payable and other current liabilities	(420)	9	(411)	290	(12)	278
Pensions and post-employment benefits	91	—	91	55	—	55
Other, net	150	17	167	108	47	155

Net cash provided by operating activities	3,592	—	3,592	3,686	—	3,686
Investing activities
Construction and capital expenditures	(3,085)	—	(3,085)	(2,734)	—	(2,734)
Investments in and advances to equity affiliates, net	(450)	—	(450)	(616)	—	(616)
Disposition of assets	6	—	6	7	—	7

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Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

	Year Ended December 31, 2002			Year Ended December 31, 2003

	(Reported)	Adjustments	(Restated)	(Reported)	Adjustments	(Restated)

	(Dollars in millions)
Acquisitions of businesses and licenses, net of cash received	(6)	—	(6)	(25)	—	(25)
Contractor engineering deposit	(50)	—	(50)	—	—	—

Net cash used in investing activities	(3,585)	—	(3,585)	(3,368)	—	(3,368)
Financing activities
Net repayment of commercial paper	(27)	—	(27)	—	—	—
Net repayment of long-term debt	(59)	—	(59)	(64)	—	(64)
Net distributions to minority interests	(79)	—	(79)	(33)	—	(33)
Contributions from members	499	—	499	10	—	10

Net cash provided by (used in) financing activities	334	—	334	(87)	—	(87)

Net increase in cash and cash equivalents	341	—	341	231	—	231
Cash and cash equivalents at beginning of period	567	—	567	908	—	908

Cash and cash equivalents at end of period	$908	$—	$908	$1,139	$—	$1,139

The restated consolidated statements of income by quarter for 2003 and 2004 are presented below:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Restated)	(Restated)	(Restated)	(Restated)

	(Dollars in millions)
2003 (Unaudited)
Operating revenues:
Service revenues	$3,394	$3,619	$3,676	$3,534
Equipment sales	244	255	383	378
Total operating revenues	3,638	3,874	4,059	3,912
Operating expenses:
Cost of services	829	897	1,010	945
Cost of equipment sales	396	451	606	578
Selling, general and administrative	1,218	1,271	1,442	1,497
Depreciation and amortization	488	508	521	572

Total operating expenses	2,931	3,127	3,579	3,592

Operating income	707	747	480	320

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Restated)	(Restated)	(Restated)	(Restated)

	(Dollars in millions)
Other income (expenses):
Interest expense	(225)	(230)	(197)	(204)
Minority interest in earnings of consolidated entities	(24)	(35)	(25)	(17)
Equity in net loss of affiliates	(74)	(78)	(90)	(91)
Other, net	26	7	4	4

Total other income (expenses)	(297)	(336)	(308)	(308)

Income (loss) before provision for income taxes and cumulative effect of accounting change	410	411	172	12
Provision (benefit) for income taxes	2	12	6	8

Net income (loss)	$408	$399	$166	$4

The previously reported consolidated statements of income by quarter for 2003 are:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Reported)	(Reported)	(Reported)	(Reported)

	(Dollars in millions)
2003 (Unaudited)
Operating revenues:
Service revenues	$3,394	$3,619	$3,676	$3,534
Equipment sales	244	255	383	378
Total operating revenues	3,638	3,874	4,059	3,912
Operating expenses:
Cost of services	821	890	1,003	938
Cost of equipment sales	396	451	606	578
Selling, general and administrative	1,217	1,269	1,441	1,495
Depreciation and amortization	488	508	521	572

Total operating expenses	2,922	3,118	3,571	3,583

Operating income	716	756	488	329

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PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(Reported)	(Reported)	(Reported)	(Reported)

	(Dollars in millions)
Other income (expenses):
Interest expense	(225)	(230)	(197)	(204)
Minority interest in earnings of consolidated entities	(24)	(35)	(25)	(17)
Equity in net loss of affiliates	(72)	(76)	(87)	(88)
Other, net	26	7	4	4

Total other income (expenses)	(295)	(334)	(305)	(305)

Income (loss) before provision for income taxes and cumulative effect of accounting change	421	422	183	24
Provision (benefit) for income taxes	2	12	6	8

Net income (loss)	$419	$410	$177	$16

The effect of the restatement adjustments (unaudited) on the Company’s previously issued 2003 quarterly income statements are presented as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Net income as originally reported	$419	$410	$177	$16
Restatement adjustments:
Cost of services	8	7	7	7
Selling, general and administrative	1	2	1	2
Equity in net loss of affiliates	(2)	(2)	(3)	(3)

Net income as restated	$408	$399	$166	$4

The impacts of these restatements to the Company’s statements of income for the quarters ended March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003 were decreases to Net income of $11, $11, $11 and $12, respectively. The impact associated with correcting the Company’s accounting for operating leases on network facilities was as an increase to rent expense, reflected in Cost of services; for operating leases on retail and administrative facilities, such increases in rent expense are reflected in Selling, general and administrative expenses. The correction also had a de minimus impact on Depreciation and amortization to adjust for the lives used to depreciate certain leasehold improvements. The impact associated with correcting the accounting for the operating leases and useful lives of the Company’s GSMF joint venture was an increase in Equity in net loss of affiliates.

CINGULAR WIRELESS LLC

PART II (Dollars in Millions)

Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

	First	Second	Third
	Quarter	Quarter	Quarter

	(Restated)	(Restated)	(Restated)

	(Dollars in millions)
2004 (Unaudited)
Operating revenues:
Service revenues	$3,558	$3,801	$3,838
Equipment sales	384	354	419
Total operating revenues	3,942	4,155	4,257
Operating expenses:
Cost of services	930	951	1,072
Cost of equipment sales	537	505	585
Selling, general and administrative	1,372	1,463	1,567
Depreciation and amortization	553	565	573

Total operating expenses	3,392	3,484	3,797

Operating income	550	671	460
Other income (expenses):
Interest expense	(198)	(199)	(200)
Minority interest in earnings of consolidated entities	(27)	(41)	(20)
Equity in net loss of affiliates	(108)	(95)	(98)
Other, net	4	1	—

Total other income (expenses)	(329)	(334)	(318)

Income (loss) before provision for income taxes and cumulative effect of accounting change	221	337	142
Provision (benefit) for income taxes	6	(2)	—

Net income (loss)	$215	$339	$142

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

The previously reported consolidated statements of income by quarter for 2004 are presented below:

	First	Second	Third
	Quarter	Quarter	Quarter

	(Reported)	(Reported)	(Reported)

	(Dollars in millions)
2004 (Unaudited)
Operating revenues:
Service revenues	$3,558	$3,801	$3,838
Equipment sales	384	354	419
Total operating revenues	3,942	4,155	4,257
Operating expenses:
Cost of services	922	943	1,072
Cost of equipment sales	537	505	585
Selling, general and administrative	1,372	1,462	1,567
Depreciation and amortization	552	565	572

Total operating expenses	3,383	3,475	3,796

Operating income	559	680	461
Other income (expenses):
Interest expense	(198)	(199)	(200)
Minority interest in earnings of consolidated entities	(27)	(41)	(20)
Equity in net loss of affiliates	(105)	(92)	(96)
Other, net	4	1	—

Total other income (expenses)	(326)	(331)	(316)

Income (loss) before provision for income taxes and cumulative effect of accounting change	233	349	145
Provision (benefit) for income taxes	6	(2)	—

Net income (loss)	$227	$351	$145

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(Dollars in Millions)

The effect of the restatement adjustments (unaudited) on the Company’s previously issued 2004 quarterly income statements are presented as follows:

	First	Second	Third
	Quarter	Quarter	Quarter

Net income as originally reported	$227	$351	$145
Restatement adjustments:
Cost of services	8	8	—
Selling, general and administrative	—	1	—
Depreciation and amortization	1	—	1
Equity in net loss of affiliates	(3)	(3)	(2)

Net income as restated	$215	$339	$142

The impacts of these restatements to the Company’s statements of income for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 were decreases to Net income of $12, $12, and $3, respectively. The impact associated with correcting the Company’s accounting for operating leases on network facilities was as an increase to rent expense, reflected in Cost of services; for operating leases on retail and administrative facilities, such increases in rent expense are reflected in Selling, general and administrative expenses. The correction also had a de minimus impact on Depreciation and amortization to adjust for the lives used to depreciate certain leasehold improvements. The impact associated with correcting the accounting for the operating leases and useful lives of the Company’s GSMF joint venture was an increase in Equity in net loss of affiliates.

3.	Acquisitions and Dispositions

During 2004, 2003 and 2002, the Company completed certain transactions as part of its overall strategy to expand its wireless footprint and divest itself of nonstrategic assets, as well as divestitures required by regulatory agencies.

Acquisitions

AT&T Wireless

In October 2004, the Company acquired AT&T Wireless in a transaction accounted for under the purchase method under SFAS No. 141, Business Combinations (SFAS 141). AT&T Wireless was a provider of wireless voice and data services and products primarily in the U.S. and served nearly 22 million subscribers as of the acquisition date. AT&T Wireless also held equity interests in U.S. and international communications ventures, corporations and partnerships. The acquisition created the largest wireless communications company in the U.S., based upon the number of subscribers.

The aggregate consideration paid to AT&T Wireless shareholders to complete the AT&T Wireless acquisition was approximately $41,000 in cash. Under the merger agreement, each common shareholder of AT&T Wireless received $15 (whole dollars) in cash per common share and the AT&T Wireless preferred shareholders received the then applicable liquidation preference of their preferred shares. In addition, the Company incurred $42 of direct costs for legal, financial advisory and other services related to the

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transaction, which costs were capitalized as part of the purchase price. The Company received $36,024 in equity funding from SBC and BellSouth to finance the acquisition in proportion to their respective economic interests. The remaining portion of the purchase price was funded with AT&T Wireless cash on hand. The results of AT&T Wireless’ operations have been included in the Company’s consolidated financial statements since the acquisition date.

The acquisition was structured as a merger of a wholly-owned subsidiary of the Manager with and into AT&T Wireless, following which AT&T Wireless became a direct wholly-owned subsidiary of the Manager, and as the surviving entity, AT&T Wireless retained all its assets and liabilities. Following the merger, the Manager sold all its interests in AT&T Wireless to the Company, and AT&T Wireless then became its direct wholly-owned subsidiary. Subsequently, a significant portion of the operations, including assets, liabilities and subsidiary entities, were transferred from the Company and AT&T Wireless to CW II. The Company and CW II executed supplemental indentures to AT&T Wireless’s two indentures under which its Senior Notes are outstanding to become co-obligated for all obligations thereunder, and AT&T Wireless and CW II executed supplemental indentures to the Company’s indenture under which the Company’s Senior Notes are outstanding to become co-obligated for all obligations thereunder. As a result, CW II, AT&T Wireless and the Company are co-obligated on all of the Company’s and AT&T Wireless’ Senior Notes.

The Company paid a premium (i.e., goodwill) over the fair value of the net tangible and identified intangible assets acquired for a number of reasons, including but not limited to the following:

•	AT&T Wireless fills in the Company’s licensed spectrum and network footprints by covering areas where it did not have licenses or network infrastructure;

•	AT&T Wireless adds depth to the Company’s licensed spectrum position in existing markets, enhancing the Company’s ability to offer future high-speed data services and reduce capital expenditures;

•	AT&T Wireless’ customer base, which has a stronger business customer component than that of the Company, adds a complementary customer mix to the Company’s customer base;

•	AT&T Wireless’ average revenue per user, or “ARPU”, had historically been higher than the ARPU of the Company’s customers;

•	AT&T Wireless gives the Company added size and scale to compete more effectively in the industry and to procure more significant cost economies from vendors; and

•	the acquisition will reduce the Company’s incollect roaming costs because of the broader post-acquisition footprint.

Allocation of Purchase Price

The application of purchase accounting under SFAS 141 requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date. The allocation process requires an analysis of acquired contracts, customer relationships, contractual commitments and legal contingencies to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values are based on, but are not

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limited to: future expected cash flows; current replacement cost for similar capacity for certain fixed assets; market rate assumptions for contractual obligations; settlement plans for litigation and contingencies; and appropriate discount rates and growth rates.

The approach to the estimation of the fair values of the AT&T Wireless intangible assets involved the following steps:

•	Preparation of discounted cash flow analyses;

•	Deduction of the fair values of tangible assets;

•	Determination of the fair value of identified significant intangible assets;

•	Allocation of the excess purchase price over the fair value of the identifiable assets and liabilities acquired to goodwill; and

•	Reconciliation of the individual assets’ returns with the weighted average cost of capital.

Under the purchase method of accounting, the assets and liabilities of AT&T Wireless were recorded at their respective fair values as of the date of acquisition. The Company is in the process of obtaining third-party valuations of property, plant and equipment, intangible assets, debt and certain other liabilities. Given the size of the AT&T Wireless transaction and proximity to year end, the values of certain assets and liabilities are based on preliminary valuations and are subject to adjustment as additional information is obtained. Such additional information includes, but may not be limited to, the following: valuations and physical counts of property, plant and equipment, disposition of acquired inventory, plans relative to the disposition of certain assets acquired, exit from certain contractual arrangements and the involuntary termination of employees. Changes to the valuation of property, plant and equipment may result in adjustments to the fair value of certain identifiable intangible assets acquired. When finalized, adjustments to goodwill may result. The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed and related deferred income taxes as of the respective acquisition date.

AT&T
Wireless

Assets acquired:
Current assets	$8,457 (1)
Property, plant and equipment	10,314
Intangible assets not subject to amortization
— Licenses	15,540
Intangible assets subject to amortization
— Customer relationships	5,010
— Other intangible assets	312
Investments in unconsolidated subsidiaries	898
Other assets	447
Goodwill	20,468

Total assets acquired	61,446

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AT&T
Wireless

Liabilities assumed:
Current liabilities, excluding current portion of long-term debt	3,261
Long-term debt	12,172
Deferred income taxes	3,938
Other non-current liabilities	811

Total liabilities assumed	20,182
Net assets acquired	$41,264

(1)	Includes $5,240 of cash used to finance the acquisition.

Goodwill resulting from the acquisition of AT&T Wireless was assigned to the Company’s one reportable business segment. Goodwill includes a portion of value for assembled workforce which is not separately classified from goodwill in accordance with SFAS 141. None of the non-goodwill intangible assets are tax deductible; therefore, deferred tax liabilities were recorded on all intangible assets except goodwill. The deferred tax liabilities related to finite-lived intangible assets will be reflected as a tax benefit in the consolidated statements of income in proportion to and over the amortization period of the related intangible assets.

Substantially all of the licenses acquired have an indefinite life, and accordingly, are not subject to amortization. The majority of customer relationship intangible assets are being amortized over a weighted-average period of five years using the sum-of-the-years digits method. This method best reflects the estimated pattern in which the economic benefits will be consumed. Other intangible assets and other noncurrent liabilities include lease and sublease contracts, which are amortized over the remaining terms of the underlying leases and have a weighted-average amortization period of seven years. Other intangibles also includes the right to use the AT&T brand trade name, which is amortized over a six month period, and represents the use period under the Brand License Agreement with AT&T Corp., as amended. Trademarks are amortized over their expected remaining economic lives, ranging from five to six years, and have a weighted-average amortization period of 5.6 years. See Note 5 for disclosure of expected amortization expense related to intangible assets.

The Company has not identified any material pre-acquisition contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events had occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Triton Wireless Properties

In September 2004, the Company and AT&T Wireless and Triton PCS Holdings, Inc. (Triton) signed an agreement providing for the acquisition by the Company of Triton’s wireless properties in Virginia (the “Virginia properties”) in exchange for certain of AT&T Wireless’ properties in North Carolina, Puerto

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Rico and the U.S. Virgin Islands (the “NC/ PR properties”). In addition, the Company agreed to pay Triton $176 in cash. The exchange of network properties closed on December 1, 2004 and is accounted for as a purchase in accordance with SFAS 141. The FCC licenses were retained by the respective parties pending FCC approval for the transfer. Prior to FCC approval, each party will lease the retained FCC licenses to the other party. The results of the Virginia properties have been included in, and the results of the exchanged properties have been excluded from, the Company’s consolidated financial statements since the closing date. Upon completion of this transaction, the Company operates in all of the 100 largest markets in the U.S. The exchange of the FCC spectrum licenses will be effected following FCC approval, which the Company expects in the second quarter of 2005.

Under the purchase method of accounting, the assets and liabilities of the Virginia properties were recorded at their respective fair values as of the date of acquisition. The value of certain assets and liabilities of the Virginia properties are also based on preliminary valuations and are subject to adjustment. The following table summarizes the estimated fair values of the assets and liabilities exchanged as of the acquisition date.

	Virginia	NC/PR	Combined
	Properties	Properties	Totals

Assets acquired (disposed):
Current assets	$32	$(62)	$(30)
Property, plant and equipment	147	(285)	(138)
Intangible assets subject to amortization — Customer relationships	48	(68)	(20)
Goodwill	438	(117)	321

Total assets acquired (disposed)	665	(532)	133
Liabilities assumed (disposed):
Current liabilities	13	4	17
Noncurrent liabilities	—	(60)	(60)

Total liabilities assumed (disposed)	13	(56)	(43)

Net assets acquired (disposed)	$652	$(476)	$176

In addition to the wireless property exchange, AT&T Wireless and Triton, through wholly-owned subsidiaries, signed an agreement in July 2004 to terminate their stockholders’ agreement which would terminate a market exclusivity arrangement between the parties. As of the close of the AT&T Wireless acquisition, the Company had wireless operations in markets where AT&T Wireless was prohibited from operating under the exclusivity arrangement. In exchange for the termination of the stockholders’ agreement, AT&T Wireless agreed to surrender to Triton its equity interest in Triton valued at $194. This transaction closed on October 26, 2004, immediately following the acquisition of AT&T Wireless. With the consummation of this agreement, the Company is able to provide on its network continuing service in areas where Triton currently has operations. The Company recognized no gain or loss on the transaction.

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     Pro Forma Financial Information

The following unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2003 and 2004 assume that the acquisitions of AT&T Wireless and the Virginia properties were completed as of January 1 in each fiscal year shown below:

	Year Ended
	December 31,

	2003	2004

	(Unaudited)
Revenues	$31,238	$32,179
Income before provision for income taxes	1,626	232
Net income	1,353	193

The pro forma amounts represent the historical operating results of AT&T Wireless and the Virginia properties with appropriate adjustments that give effect to depreciation and amortization, interest expense, income taxes, and the elimination of intercompany roaming activity between the Company, AT&T Wireless and the Virginia properties. The effects of other non-acquisition related items discussed in Notes 14 and 20 are included in the pro forma amounts presented above. The pro forma amounts are not necessarily indicative of the operating results that would have occurred if the acquisitions and related transactions had been completed at the beginning of the applicable periods presented. In addition, the pro forma amounts are not necessarily indicative of operating results in future periods, in which the Company might realize revenue enhancements and cost savings.

     Acquisition of NextWave Licenses

In August 2003, the Company executed an agreement with NextWave Telecom, Inc. and certain of its affiliates for the purchase of FCC licenses for wireless spectrum in 34 markets for $1,400 in cash. The transaction closed in April 2004, and the Company recorded this cost as additional licenses in the consolidated balance sheet. The funding for this transaction consisted of $900 in existing cash on hand and $500 from commercial paper, which was repaid prior to December 31, 2004.

     Puerto Rico Joint Venture

In April 2002, the Company and an affiliate of SBC completed a transaction with T-Mobile in which T-Mobile contributed assets for a 6% equity interest in the Company’s Puerto Rico wireless communications operations. No gain or loss was recognized on this transaction. This transaction resulted in a decrease in the Company’s ownership interest in the Puerto Rico business from 50% to 47%. Due to the fact that all existing control provisions have been retained by the Company, consolidation of the financial statements of the Puerto Rico business continues. On each of the fifth, seventh and tenth anniversaries of this transaction, T-Mobile and the Company have fair market value put and call options, respectively, related to T-Mobile’s 6% equity interest.

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Dispositions

     Investment in Cincinnati Bell Wireless

In August 2004, the Company and Cincinnati Bell Inc. (Cincinnati Bell) signed an agreement, amended in February 2005, that allows the Company the right to put to Cincinnati Bell, any time on or after January 31, 2006, AT&T Wireless’ 19.9% equity interest in Cincinnati Bell’s wireless subsidiary, Cincinnati Bell Wireless LLC (CBW), for $83. The agreement also allows Cincinnati Bell the right to call the equity any time before January 31, 2006, for $85 plus interest. On and after January 31, 2006, Cincinnati Bell has the right to call the equity for $83 plus interest.

Additionally, the Company, AT&T Wireless and Cincinnati Bell amended the CBW operating agreement to remove the exclusivity arrangement applicable to AT&T Wireless, which allows the Company to provide continuing service over its network following the closing of the Company’s acquisition of AT&T Wireless in areas where CBW currently has operations. By its terms, this amendment was effective on October 26, 2004, immediately following the Company’s acquisition of AT&T Wireless.

Upon consummation of the AT&T Wireless acquisition, the Company and Cincinnati Bell also amended certain provisions of the CBW operating agreement to eliminate the right of the Company to appoint any members of the member committee and limit the circumstances in which the Company will retain approval rights over the actions of CBW. As a result, the Company accounts for its investment in CBW under the cost method. This investment, which has a carrying amount of $81 at December 31, 2004, is included in “Other assets” in the consolidated balance sheets.

     Mobitex Data Business

Pursuant to an agreement signed in September 2004, the Company sold Cingular Interactive, L.P. (Cingular Interactive), a data messaging business utilizing the proprietary “Mobitex” packet switched network, to newly formed affiliates of Cerberus Capital Management, L.P. (Buyer) for $45. The Company retained Cingular Interactive’s direct e-mail customers, as well as several other major accounts. The Company will continue its involvement in this data business based upon “Mobitex” technology as a reseller of the Buyer’s services. The FCC licenses of Cingular Interactive were retained by the Company and leased to the Buyer pending FCC approval for the transfer. The sale transaction closed in October 2004 and the license transfer closed in December 2004.

In connection with its agreement to sell Cingular Interactive, the Company evaluated the Cingular Interactive long-lived asset carrying values, including property, plant and equipment and FCC licenses, for recoverability. Based on the results of the recoverability test, the Company adjusted the carrying values of the Cingular Interactive long-lived assets to their fair value in September 2004, resulting in a loss of $31. Fair value was determined using the agreed upon sale price for the Cingular Interactive assets, less costs to sell. The write-down of the long-lived assets is included in “Cost of services” in the consolidated statements of income and “Other, net” in the consolidated statements of cash flows. The loss recognized on sale of Cingular Interactive in October 2004 was not significant.

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4.     Property, Plant and Equipment

Property, plant and equipment is summarized as follows:

		December 31,
	Estimated
	Useful Lives	2003	2004

	(In years)	(Restated)
Land	—	$55	$95
Buildings and building improvements	10-25	3,426	6,182
Operating and other equipment	2-15	15,844	25,388
Furniture and fixtures	3-10	348	450
Construction in progress	—	364	810

		20,037	32,925
Less accumulated depreciation and amortization		(9,075)	(10,967)

Property, plant and equipment, net		$10,962	$21,958

Depreciation expense, capitalized interest and network engineering costs incurred during the construction phase of the Company’s wireless network are summarized as follows:

	Year Ended December 31,

	2002	2003	2004

	(Restated)
Depreciation expense	$1,661	$1,927	$2,562
Capitalized interest costs	27	15	16
Capitalized network engineering costs	127	103	134

The net book value of assets recorded under capital leases was $928 and $916 at December 31, 2003 and 2004, respectively. These capital leases principally relate to communications towers and other operating equipment. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions for the years ended December 31, 2002, 2003 and 2004 were $121, $143 and $94, respectively.

The Company’s cellular/PCS networks are currently equipped with GSM and TDMA digital transmission technologies. In the second quarter of 2004, the Company completed a two-year overlay of GSM equipment throughout its TDMA markets to provide a common voice standard. As a part of this project, the Company added high-speed technologies for data services known as General Packet Radio Service (GPRS) and Enhanced Data Rates for GSM Evolution (EDGE). Effective January 1, 2003, the Company implemented the results of a review of the estimated service lives of its remaining TDMA network assets. The Company determined that a reduction in the useful lives of TDMA assets was warranted based on the projected transition of network traffic to its GSM network. Useful lives were shortened to fully depreciate all TDMA equipment by December 31, 2008. Depreciation expense increased by $91 for the year ended December 31, 2003 as a result of the change in estimate.

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Due to the accelerated migration of traffic to its GSM network experienced in 2004, the Company again evaluated the estimated useful lives of its TDMA equipment. This review was completed in the fourth quarter and, effective October 1, 2004, useful lives were further shortened to fully depreciate all TDMA equipment by December 31, 2007. This change in estimate increased depreciation expense in the fourth quarter of 2004 by $61 and is estimated to increase 2005 depreciation expense by approximately $246. The Company will continue to monitor the rate of transition of its existing customers and acquired AT&T Wireless customers to GSM, and, therefore, additional changes to shorten depreciable lives may be necessary. The finalization of certain AT&T Wireless integration plans in the first and second quarters of 2005 may also result in the need to shorten estimated useful lives of network and other property, plant and equipment.

During 2002, the Company provided a $50 security deposit to a contract engineering vendor that is being utilized to perform construction work on the Company’s network. The security deposit bears interest at LIBOR plus 10 basis points and is collateralized by a bank letter of credit. The security deposit, which was returned to the Company in January 2005, is included in “Other assets” in the consolidated balance sheets as of December 31, 2004.

5.	Intangible Assets

Effective January 1, 2002, the Company adopted SFAS 142. In conjunction with this adoption, the Company reassessed the useful lives of previously recognized intangible assets. A significant portion of its intangible assets are FCC licenses that provide the Company with the exclusive right to utilize certain radio frequency spectrum to provide wireless communications services. While FCC licenses are issued for only a fixed time, generally 10 years, such licenses are subject to renewal by the FCC. Renewals of FCC licenses have occurred routinely and at nominal cost. Moreover, the Company has determined that there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of its FCC licenses. As a result, the FCC licenses are treated as an indefinite-lived intangible asset under the provisions of SFAS 142 and are not amortized but rather are tested for impairment annually or when events and circumstances warrant. The Company continues to reevaluate the useful life determination for FCC licenses each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

The Company completed the transition impairment test of its indefinite-lived intangible assets as of January 1, 2002 and determined that no impairment existed. In accordance with EITF 02-7, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets, this impairment test was performed on an aggregate basis, consistent with the Company’s management of the business on a national scope. The Company utilized a fair value approach, incorporating discounted cash flows, to complete the test. This approach determines the fair value of the FCC licenses and, accordingly, incorporates cash flow assumptions regarding the investment in a network, the development of distribution channels and other inputs for making the business operational. As these inputs are included in determining free cash flows of the business, the present value of the free cash flows is attributable to the licenses. The discount rate applied to the cash flows is consistent with the Company’s weighted-average cost of capital.

The Company completed the transition impairment test of goodwill as of January 1, 2002 using a two-step process. The first step screens for potential impairment, while the second step measures the amount of the impairment, if any. In the first quarter of 2002, the Company completed the first step of the goodwill impairment transition tests as of January 1, 2002 for its reporting units. For goodwill related to the

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Company’s cellular/ PCS business, the first step indicated no impairment in value. For goodwill related to the Mobitex data business, the first step indicated an impairment in value. To measure any impairment, in the second quarter of 2002, the Company completed the second step of the goodwill impairment transition test for the Mobitex data business using a discounted cash flow approach. Based on the results of this test, the Company recognized an impairment of the entire goodwill balance related to its Mobitex data business, with a carrying value of $32, and reflected the impairment as a cumulative effect of a change in accounting principle in the first quarter of 2002. The Company believes that the decline in the fair value of its Mobitex business was due to the development of new wireless data technologies.

Using methodologies consistent with those applied for its transitional impairment tests performed as of January 1, 2002, the Company completed its annual impairment tests for goodwill and indefinite-lived FCC licenses during the fourth quarters of 2002, 2003 and 2004. These annual impairment tests, prepared as of October 1, resulted in no impairment of the Company’s goodwill or indefinite-lived FCC licenses. The annual impairment test conducted in 2004 did not include the goodwill and indefinite-lived FCC licenses that were recorded as a result of the Company’s acquisition of AT&T Wireless on October  26, 2004 (see Note 3).

Summarized below are the carrying values for the major classes of intangible assets that will continue to be amortized under SFAS 142, as well as the carrying values of those intangible assets deemed to have indefinite lives:

		December 31, 2003		December 31, 2004

	Estimated	Gross		Gross
	Useful	Carrying	Accumulated	Carrying	Accumulated
	Lives	Amount	Amortization	Amount	Amortization

	(In years)
Intangible assets subject to amortization:
FCC licenses used in Mobitex business	4	$28	$(7)	$—	$—
Foreign licenses	9-18	—	—	14	—
Customer relationships	5	1,070	(920)	5,273	(575)
Other	1-10	147	(143)	312	(73)

Total		$1,245	$(1,070)	$5,599	$(648)

Intangible assets not subject to amortization:
FCC licenses		$7,748	$—	$24,748	$—

Goodwill		$849	$—	$21,637	$—

The weighted average estimated useful lives of intangible assets subject to amortization was 5.0 years for the year ended December 31, 2004, with remaining useful lives of approximately 4.8 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

The changes in the carrying value of goodwill for the year ended December 31, 2004 are as follows; changes in goodwill for the year ended December 31, 2003 are immaterial.

Balance, December 31, 2003	$849
Goodwill acquired	20,906
Goodwill disposed of	(118)
Balance, December 31, 2004	$21,637

The following table presents current and estimated amortization expense for each of the following periods:

Aggregate amortization expense for the year ended:
2002	$188
2003	162
2004	515
Estimated amortization expense for the year ending:
2005	1,763
2006	1,322
2007	960
2008	606
2009 and thereafter	300

In addition to the SFAS 142 intangible assets noted above, the Company recorded $1 of intangible assets in each of 2003 and 2004 in connection with the recognition of an additional minimum liability for its bargained pension plan and/or other unqualified benefit plans as required by SFAS No. 87, Employers’ Accounting for Pensions, (SFAS 87) (see Note 17).

6.	Investments in and Advances to Equity Affiliates

The Company has investments in affiliates and has made advances to entities that provide the Company access to additional U.S. and international wireless markets. The Company does not have a controlling interest in these investments, nor do these investments meet the criteria for consolidation under FIN 46R. Substantially all of these investments are accounted for under the equity method of accounting. The most significant of these investments was GSMF, a jointly controlled network infrastructure venture with T-Mobile for networks in the New York City metropolitan area, California and Nevada.

At December 31, 2004, the Company’s investments in equity method unconsolidated subsidiaries also included investments obtained in the Company’s purchase of AT&T Wireless (see Note 3). At December 31, 2003, the carrying value of the Company’s investments accounted for under the equity method was less than the Company’s share of the underlying reported net assets by $86; at December 31, 2004, the carrying value exceeded the Company’s share of the underlying reported net assets by $56. The Company received cash distributions from its equity method unconsolidated subsidiaries of $142 for the year ended December 31, 2004, primarily from Atlantic West B.V. as a result of the sale of its interest in Eurotel Bratislava a.s.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

Investments in and advances to equity affiliates consist of the following:

	At December 31:

	2003	2004

	(Restated)
Investment in GSMF	$2,234	$2,108
Investment in Atlantic West B.V. (Netherlands)	—	349
Investment in IDEA Cellular Ltd. (India)	—	210
Other	35	9

	$2,269	$2,676

GSMF

In November 2001, the Company and T-Mobile formed GSMF and contributed to it portions of their existing network infrastructures in the California, Nevada and New York City metropolitan area markets. Management control of GSMF was vested in a four-member management committee, to which each company had the right to appoint two members. GSMF was not a variable interest entity as defined by FIN 46R nor did the Company have the unilateral ability to control any actions of GSMF. As a result, the Company’s interest in GSMF was accounted for as an equity method investment. Both companies bought network services from GSMF but retained ownership and control of their own licenses in those markets. The Company and T-Mobile independently marketed their services to customers using their respective brand names and utilized their own sales, marketing, billing and customer care operations. In July 2002, the Company began marketing its commercial service in the New York City market and T-Mobile began service in California and Nevada.

On May 25, 2004, the Company and T-Mobile announced their intent to terminate the network infrastructure joint venture, with the Company selling the California and Nevada network and certain licenses to T-Mobile. The transaction closed on January 5, 2005. See Note 20 for additional information.

The Company and T-Mobile jointly funded capital expenditures of GSMF. Pursuant to the operating agreements, the Company and T-Mobile procured services and network equipment on behalf of GSMF in the respective markets. Network equipment was contributed to GSMF at prices which were mutually agreed upon by the parties and which approximated fair value. The Company deferred any resulting profits and recorded them as part of the Company’s investments in and advances to equity affiliates. The Company recognized the intercompany profit over the estimated useful lives of the related assets as a reduction of equity in net loss of affiliates.

Capital contributions to GSMF were generally determined by the Company’s proportionate share of the annual capital expenditure requirements based on each party’s incremental growth in network usage, and such contributions were accounted for as an increase to the Company’s investment. During 2002, 2003 and 2004, the Company made net capital contributions to GSMF of $707, $612 and $290, respectively.

The Company had contractual commitments to contribute cash of $225 to GSMF in each of 2002 and 2003. The 2002 and 2003 capital contribution amounts above include $225 of cash contributions made in

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each year by the Company in satisfaction of the Company’s contractual commitments. Upon dissolution of the joint venture, a portion of this contribution was distributed to T-Mobile (see Note 20).

The Company incurred and charged to GSMF certain network operating costs. The monthly operating expenses of GSMF, including monthly cash payments made on tower capital lease obligations, were then charged back to the Company and T-Mobile based upon each party’s proportionate share of licensed spectrum in each market. Through a separate reciprocal home roaming agreement, the Company and T-Mobile charged each other for usage that was not in the same proportion as the spectrum-based allocations. This usage charge was primarily based upon the Company’s and T-Mobile’s share of the total minutes of use on the respective networks. These charges for network services are included in “Cost of services” in the consolidated statements of income. These transactions are summarized as follows:

	Year Ended December 31,

	2002	2003	2004

Network operating costs charged to GSMF	$225	$320	$385
Network services received based on usage	216	254	253

At December 31, 2003 and 2004, the “Due (to) from affiliates, net” caption in the consolidated balance sheets included the following amounts related to transactions between the Company and GSMF:

	At
	December 31,

	2003	2004

Due (to)/from for:
Settlement of Capital Obligations	$(17)	$125
Settlement of Operating Expenses	20	13

GSMF incurred net losses due to depreciation, deferred rent and interest expense, which are not reimbursed by the Company or T-Mobile. For the years ended December 31, 2002, 2003 and 2004, the Company recorded equity in the net loss of GSMF of $250 (restated), $335 (restated) and $416, respectively. At December 31, 2004, the Company’s economic interest in GSMF approximated 60%.

At December 31, 2004, the Company remained obligated with respect to $31 of capital lease obligations included in the non-current liabilities caption of GSMF’s summarized balance sheet information below. These capital lease obligations relate to tower space leased from an affiliate of SBC (see Note 19).

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Summarized financial information with respect to GSMF is as follows:

	December 31,

	2003	2004

	(Restated)
Balance Sheet Information:
Current assets	$9	$139
Property, plant and equipment	3,588	4,133
Current liabilities	9	139
Noncurrent liabilities	273	330
Members’ capital	3,315	3,803

	Year Ended December 31,

	2002	2003	2004

	(Restated)	(Restated)
Income Statement Information:
Revenues	$325	$451	$554
Costs and expenses (excluding depreciation)	327	452	578
Depreciation expense	324	454	589
Operating loss	(326)	(455)	(613)
Interest expense	17	19	20
Other expense	—	5	18
Net loss	(343)	(479)	(651)

Current assets are comprised primarily of amounts due from T-Mobile. Current liabilities are comprised primarily of amounts due to the Company. Noncurrent liabilities are comprised primarily of capital lease obligations.

Atlantic West B.V.

Atlantic West B.V. (AWBV) is a 50/50 joint venture between the Company and Verizon Communications, Inc. (Verizon). AWBV owned a 49% interest in Eurotel Bratislava a.s. (Bratislava), a wireless operating entity in Slovakia prior to its sale in December 2004. In December 2004, AWBV sold its interest in Bratislava to Slovak Telecom a.s. for total cash proceeds of $315. The Company’s share of proceeds from the sale totaled $158. AWBV distributed $280 of the proceeds upon completion of the sale, of which $140 was distributed to the Company. AWBV holds the remaining $35 in cash, along with $662 in cash from a prior sale, which will be distributed equally to the Company and Verizon upon completion of a repatriation plan which qualifies under the American Jobs Creation Act of 2004 (see Note 16). The Company recognized no gain or loss on the sale transaction as the assumed fair value of the investment, in conjunction with its purchase of AT&T Wireless, equaled the transaction sale proceeds.

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IDEA Cellular Ltd.

In December 2004, the Company signed an agreement to sell its indirect 32.9% interest in IDEA Cellular Ltd. (IDEA), a cellular telecommunications company in India, to a joint venture between STT Communications Ltd. and TM International Sdn, a wholly-owned subsidiary of Telekom Malaysia Berhd. The Company will, upon closing of the transaction, receive the U.S. dollar equivalent of Rupees 9,108,628,130 based upon the exchange rate two business days before the transaction closes. The U.S. dollar equivalent was approximately $210 as of December 31, 2004. The Company recorded a pretax currency translation adjustment of $10 within other comprehensive income (loss) at December 31, 2004 for the increase in the U.S. dollar equivalent which occurred between the Company’s acquisition of AT&T Wireless and December 31, 2004. The transaction is subject to, among other things, approval by several regulatory agencies in India as well as the lenders of IDEA Cellular Ltd.

See Note 3 for a discussion of the equity interest in Triton, which the Company received in conjunction with its acquisition of AT&T Wireless and which was subsequently surrendered to Triton.

7.	Variable Interest Entities

The Company has variable interests in several entities for which it is deemed to be the primary beneficiary. These variable interests typically consist of a combination of any or all of voting equity interests, nonvoting equity interests, loans and put options that provide the other owners the right to require the Company to purchase their ownership interest if and when certain events occur. These entities were formed to acquire licenses that were restricted by FCC rule to businesses with limited assets and revenues, and to provide a means through which disqualified large businesses, such as the Company or AT&T Wireless, could invest in these licenses. To date, the activities of these entities have consisted primarily of acquiring licenses through acquisitions and FCC auctions and network construction.

Salmon

In November 2000, the Company and Crowley Digital Wireless, LLC (Crowley Digital) entered into an agreement, pursuant to which Salmon was formed to bid as a “very small business” for certain 1900 MHz band PCS licenses auctioned by the FCC. The auction ended in January 2001. Salmon was the successful bidder for, and at the conclusion of the auction proceedings was granted, 45 licenses, for which Salmon paid $241.

The Company made secured loans to Salmon to fund the purchase of the 45 licenses. Net advances and loans made for the year ended December 31, 2002 were $25. In 2002, the FCC refunded to Salmon the auction deposits pertaining to 34 additional licenses for which it was the highest bidder but the award of which was later invalidated by a decision of the U.S. Supreme Court. Salmon used these proceeds to repay $421 in principal and interest to the Company. The Company recognized interest income on the loan balance of $22 for the year ended December 31, 2002.

Crowley Digital has the right to put its approximate 20% economic interest in Salmon to the Company at a cash price equal to Crowley Digital’s initial investment plus a specified rate of return. The put right can be exercised at certain times, and the Company estimates that the earliest exercise period will begin in February 2006 and the latest exercise period will end in April 2008. The Company’s maximum liability for

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the purchase of Crowley Digital’s interest in Salmon under this put right is $225. The fair values of this put obligation, estimated at $139 and $155 as of December 31, 2003 and 2004, respectively, are included in “Other noncurrent liabilities” in the consolidated balance sheets.

Management control of Salmon is vested in Crowley Digital under the terms of Salmon’s limited liability company agreement as Crowley Digital appoints three of the five members of Salmon’s management committee. The Company does not have the unilateral ability to control any actions by Salmon. As a result, the Company’s approximate 80% non-controlling economic interest in Salmon had historically been accounted for as an equity method investment through December 31, 2002. For the year ended December 31, 2002, the Company recorded equity losses of $29 associated with its investment in Salmon.

As described in Note 1, the Company adopted the provisions of FIN 46, effective January 1, 2003. The Company determined that Salmon meets the definition of a variable interest entity and that the Company is the primary beneficiary of the Salmon variable interests. Accordingly, the Company consolidated the financial position, results of operations and cash flows of Salmon, effective January 1, 2003. Consolidation of Salmon in the Company’s financial statements is solely for purposes of complying with FIN 46 and does not reflect any change in voting control over Salmon. The Company initially measured the assets, liabilities and noncontrolling interests of Salmon at their carrying amounts. The equity interest of Crowley Digital is included in “Minority interests in consolidated entities” in the accompanying consolidated balance sheets. The Company did not restate any previously issued financial statements. The income statement and cash flow impacts of the Salmon consolidation for the year ended December 31, 2002 would not have been material.

AT&T Wireless Variable Interest Entities

As a result of the AT&T Wireless acquisition, the Company’s consolidated financial statements include other variable interest entities, similar to Salmon, for which the Company is deemed to be the primary beneficiary. The Company’s maximum liability related to these entities as of December 31, 2004 was approximately $145, which represents the gross payment under the put options that provide the other owners the right to require the Company to purchase their ownership interests under certain circumstances. Also, through its acquisition of AT&T Wireless, the Company acquired a variable interest and was deemed to be the primary beneficiary in an entity engaged in leasing activities (see Note 9).

The Company has no significant variable interests for which it is not deemed to be the primary beneficiary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

8.	Accrued Liabilities

Accrued liabilities are summarized as follows:

	December 31,

	2003	2004

	(Restated)
Accrued fixed asset purchases	$498	$822
Taxes, other than income	355	387
Payroll and other related liabilities	256	697
Agent commissions	170	329
Advertising	88	231
Accrued interest	6	232
Other	246	1,016

Total accrued liabilities	$1,619	$3,714

9.	Debt

Debt Maturing Within One Year

Revolving Credit Agreement

Effective August 1, 2004, the Company entered into a revolving credit agreement with SBC and BellSouth for them to provide unsubordinated short-term financing on a pro rata basis at an interest rate of LIBOR plus .05% for the Company’s ordinary course operations based upon the Company’s budget and forecasted cash needs. The agreement provides that in the event that the Company has available cash (as defined) on any business day, such amount shall first be applied to the repayment of the revolving loans, and any remaining excess then shall be loaned to SBC and BellSouth, pro rata, and ultimately applied on the first day of the subsequent month to the repayment of the Subordinated Notes from SBC and BellSouth (member loans; see “Debt Due to Members” below) if the Company does not then require a cash advance under the agreement. In addition, the agreement provides that free cash flow (as defined) after repayment of the revolving loans and the member loans will be distributed to SBC and BellSouth. For the quarter ended September 30, 2004, the Company had advances to members of $50 under this agreement, which were used to repay a portion of the Company’s subordinated member loans in October 2004. As of December 31, 2004, the members had advanced $1,667 to the Company under the agreement to fund operations, of which $899 was repaid through February 2005. The initial term of the agreement expires in July 2005. The agreement provides that SBC and BellSouth may extend its term, and the Company expects them to do so for the foreseeable future. The weighted average annual interest rate under this agreement for the period August 1, 2004 through December 31, 2004 was 2.3%. At December 31, 2004, the rate was 2.4%.

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Commercial Paper Program and Revolving Bank Credit Facility

At December 31, 2003, the Company had a commercial paper program and an unsecured 364-day revolving bank credit facility of $1,000 to support its commercial paper program. At December 31, 2003, the Company had no outstanding borrowings under the commercial paper program or the credit facility and was in compliance with all covenants under the credit facility. During 2004, the Company borrowed, and subsequently repaid, $500 under the commercial paper program to fund the purchase of NextWave licenses (see Note 3). Following the execution of the revolving credit agreement with SBC and BellSouth and the full repayment of outstanding commercial paper, the Company terminated both its commercial paper program and revolving bank credit facility.

Accounts Receivable Secured Borrowing

In December 2003, the Company established an accounts receivable secured borrowing program that it could use to obtain financing not to exceed $400, collateralized by customer trade accounts receivable and related contract rights. As of December 31, 2003, the Company was in compliance with the covenants and had no amounts outstanding under this financing arrangement. The Company never utilized this facility, and, effective June 29, 2004, the Company terminated its accounts receivable secured borrowing program.

Long-term Debt

Long-term debt is summarized as follows:

	December 31,

	2003	2004

Due to members — Subordinated Notes	$9,678	$9,628
Due to external parties — Cingular Wireless LLC, maker:
5.625% Senior Notes, due December 2006	500	500
6.5% Senior Notes, due December 2011	750	750
7.125% Senior Notes, due December 2031	750	750
Due to external parties — AT&T Wireless Services, Inc., maker:
6.875% Senior Notes, due April 2005	—	250
7.35% Senior Notes, due March 2006	—	1,000
7.5% Senior Notes, due May 2007	—	750
7.875% Senior Notes, due March 2011	—	3,000
8.125% Senior Notes, due May 2012	—	2,000
8.75% Senior Notes, due March 2031	—	2,500

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

	December 31,

	2003	2004

Due to external parties — TeleCorp Wireless, Inc., maker:
10.625% Senior Subordinated Notes, due July 2010	—	200
Capital leases, 6.0% to 9.6%	908	1,007
Capital leases, Japanese Yen and U.S. Dollar denominated, 4.86% — 7.08% in 2003 and 5.56% in 2004	47	4
Other	64	52

Total long-term debt, including current maturities	12,697	22,391
Unamortized premium (discount) on Senior Notes and Senior Subordinated Notes, net	(11)	1,963
Unamortized discount on other Notes	—	(3)
Current maturities of long-term debt	(95)	(491)
Interest rate swap fair value adjustment (see Note 10)	1	(3)

Total long-term debt	$12,592	$23,857

Debt Due to Members

The long-term debt due to members represents loans due to SBC and BellSouth. Interest accrues and is payable monthly. Interest expense on the member loans and the revolving credit agreement for the years ended December 31, 2002, 2003 and 2004 was $726, $653 and $586, respectively. As of July 1, 2003, the Company executed amended, restated and consolidated subordinated promissory notes to modify the terms of the Company’s member loans. The amendment reduced the fixed interest rate from 7.5% to 6.0% and extended the maturity date to June 30, 2008. The Company may, however, prepay the member loans at any time, subject to the provisions described below, and is obligated to prepay the member loans to the extent of excess cash from operations (as defined). See “Revolving Credit Agreement” above.

SBC and BellSouth have agreed to subordinate their repayment rights applicable to the member loans to the repayment rights of the Company’s senior debt. Senior debt includes the Company’s Senior Notes, including Senior Notes of AT&T Wireless and other borrowings from external parties designated as senior debt to which SBC and BellSouth have specifically agreed to be subordinate. The payment of principal and interest on the subordinated member loans by the Company is prohibited in the event of bankruptcy or an event of default in the payment or prepayment of any principal of or interest on any senior debt, or in the event of an acceleration of the subordinated debt upon its default, until the senior debt has been repaid in full.

Senior Notes of Cingular Wireless LLC

In December 2001, the Company completed the private placement of $2,000 of Senior Notes under Regulation D of the Securities Act of 1933. The Senior Notes are unsecured obligations and rank equally with all other unsecured and unsubordinated indebtedness. In 2002, the Company filed with the SEC a registration statement on Form S-4 pertaining to the exchange of the private placement Senior Notes for

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Senior Notes that are registered under the securities laws in identical principal amounts and with substantially identical terms. Interest on the Senior Notes is payable in arrears semi-annually on June 15 and December 15.

The Senior Notes are governed by an indenture with J.P. Morgan Trust Company, N.A., which acts as trustee. The indenture contains a “negative pledge” provision that the Company will not subject its property or assets to any mortgage or other encumbrance unless the Senior Notes are secured equally and ratably with other indebtedness that is secured by that property or assets, unless “secured debt” would not exceed 15% of “consolidated net tangible assets” (as such terms are defined in the indenture). There is no sinking fund or mandatory redemption applicable to the Senior Notes. The Senior Notes are redeemable, in whole or in part, at the Company’s option, at any time at a price equal to their principal amount plus any accrued interest and premium. CW II and AT&T Wireless became co-obligated on the Company’s Senior Notes following the Company’s acquisition of AT&T Wireless (see Note 3).

Senior Notes of AT&T Wireless

Following the Company’s acquisition of AT&T Wireless in October 2004 (see Note 3), the Company, along with CW II, became co-obligated on $9,500 of Senior Notes of AT&T Wireless (see further discussion below and in Note 3). Included in the Senior Notes of AT&T Wireless are $6,500 of unsecured and unsubordinated Senior Notes issued under a March 2001 private placement, with $1,000 maturing on March 1, 2006; $3,000 maturing on March 1, 2011; and $2,500 maturing on March 1, 2031. Fixed interest rates range from 7.35% to 8.75% per annum, payable semi-annually. Also included in the Senior Notes are $3,000 of unsecured and unsubordinated Senior Notes issued through an April 2002 registered public offering by AT&T Wireless, with $250 maturing on April 18, 2005; $750 maturing on May 1, 2007; and $2,000 maturing on May 1, 2012. Fixed interest rates range from 6.875% to 8.125% per annum, payable semi-annually.

The $9,500 of Senior Notes of AT&T Wireless are governed under two separate indentures with U.S. Bank N.A., successor to the Bank of New York, as trustee. The Senior Notes are unsecured unsubordinated obligations, ranking equally in right with all other unsecured and unsubordinated obligations of the Company. The Senior Notes are redeemable, as a whole or in part, at the Company’s option, at any time or from time to time, at a price equal to their principal amount plus any accrued interest and premium similar to that applicable to the Company’s Senior Notes. The Senior Notes are not subject to any sinking fund requirements. With respect to both indentures, covenants limit activity related to “sale and leaseback transactions” (as defined) under certain circumstances and contain a “negative pledge” provision similar to that applicable to the Company’s Senior Notes.

TeleCorp Wireless, Inc. and Tritel PCS, Inc. Senior Subordinated Notes

In conjunction with AT&T Wireless’ acquisition of TeleCorp PCS, Inc. (TeleCorp PCS) in February 2002, AT&T Wireless assumed the debt of TeleCorp PCS’ subsidiaries, TeleCorp Wireless, Inc. (TeleCorp) and Tritel PCS, Inc. (Tritel). At the time of the Company’s acquisition of AT&T Wireless, principal amounts outstanding associated with the senior subordinated notes of TeleCorp and Tritel were $200 of TeleCorp’s 10.625% Senior Subordinated Notes due July 2010 and $206 of Tritel’s 10.375% Senior

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Subordinated Notes due January 2011. Neither the Company nor CW II became co-obligated on the TeleCorp and Tritel Senior Subordinated Notes.

Concurrently with the Company’s acquisition of AT&T Wireless, the Company irrevocably deposited with the TeleCorp trustee U.S. Treasury securities which upon maturity will be sufficient to fund the redemption of the principal amount and related premium of the TeleCorp Notes, along with interest due prior to the Notes’ redemption date (see Note 1). In compliance with the indenture, all of the U.S. Treasury securities mature prior to the redemption date of the TeleCorp Notes.

The trustee has been notified that the TeleCorp Notes are being called for redemption in July 2005; as such, the outstanding principal and related premium of these Notes is reflected within “Debt maturing within one year” on the consolidated balance sheets at December 31, 2004. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, the TeleCorp Notes and corresponding assets placed in trust remain on the Company’s consolidated balance sheets as of December 31, 2004 as the Company has not met the criteria required to derecognize the liability.

The Company also irrevocably deposited with the Tritel trustee U.S. Treasury securities which upon maturity were sufficient to fund the redemption of the principal amounts and related premium of the Tritel Notes, along with amounts of interest due prior to the Notes’ redemption dates. In November 2004, the Tritel Notes were redeemed by the trustee pursuant to the exercise of the option on the acquisition date.

Other Long-term Debt

Also in conjunction with its acquisition of AT&T Wireless, the Company assumed $132 in bank debt and $63 of debt held by a variable interest entity engaged in leasing activities. The debts were repaid in December 2004.

Fair Values of Long-term Debt

At December 31, 2003 and 2004, the fair values of the Senior Notes and Senior Subordinated Notes were $2,156 and $13,879, respectively, based on their quoted market prices. The carrying value of the long-term debt due to members approximates fair value since the Company may prepay the debt at any time, as described above, without penalty.

The above Senior Notes and Senior Subordinated Notes assumed in the Company’s acquisition of AT&T Wireless were recorded at fair value on the acquisition date in accordance with the purchase accounting requirements of SFAS 141. The premium recorded at the acquisition date totaled $2,045, of which $1,973 remains outstanding as of December 31, 2004. The premium is being amortized under the effective interest method which reflects market interest rates on the date of the acquisition. Amortization of the premium is recorded in the Company’s financial statements as a reduction to interest expense. For the year ended December 31, 2004, this amortization totaled $44, which resulted in an effective annual interest rate of 4.7% for the acquired Senior Notes and Senior Subordinated Notes.

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(Dollars in Millions)

Capital Leases

The Company has entered into capital leases primarily for the use of communications towers. See Note 19 for further discussions regarding these towers.

Maturities of Long-Term Debt

Maturities of long-term debt outstanding, including capital lease obligations, at December 31, 2004 are summarized below:

	Debt	Capital Leases	Total

Maturities:
2005	$474	$82	$556
2006	1,515	82	1,597
2007	760	86	846
2008	9,633	90	9,723
2009	3	95	98
Thereafter	9,005	2,485	11,490

Total minimum payments	$21,390	$2,920	$24,310
Less capital lease imputed interest	—	1,468	1,468
Less capital lease executory costs	—	441	441

Total obligations	$21,390	$1,011	$22,401
Less current portion	474	6	480

Total long-term obligations	$20,916	$1,005	$21,921

Cash Paid for Interest

Cash paid for interest on debt for the years ended December 31, 2002, 2003 and 2004 was $905, $862 and $892, respectively. These amounts include cash paid for interest on member loans and the revolving credit agreement with the members of $726, $665 and $582 for the years ended December 31, 2002, 2003 and 2004, respectively.

10.	Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, advanced billing and customer deposits and other current liabilities are reasonable estimates of their fair value due to the short-term nature of these instruments.

The Company uses interest rate swaps to manage its interest rate exposure on its debt obligations. The Company does not invest in derivative instruments for trading purposes. In March 2003, the Company entered into two interest rate swap contracts with banks to convert a portion of the fixed rate exposure on its five-year Senior Notes due December 15, 2006 to variable rates without an exchange of the underlying

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principal amount. Under the terms of the interest rate swap contracts, the Company receives interest at a fixed rate of 5.625% and pays interest at a variable rate equal to the six-month LIBOR plus a specified margin, based on an aggregate notional amount of $250. The six-month LIBOR rate on each semi-annual reset date determines the variable portion of the interest rate swaps. For the years ended December 31, 2003 and 2004, the effective interest rate associated with this notional amount was 4.02% and 4.58%, respectively.

The Company has designated the swaps as fair value hedges of its fixed rate debt. The terms of the interest rate swap contracts and hedged items are such that effectiveness can be measured using the short-cut method as defined in SFAS 133. Hedge ineffectiveness, as determined in accordance with SFAS 133, had no impact on results of operations for the years ended December 31, 2003 and 2004.

In accordance with SFAS 133, the Company recorded a fair value adjustment to the portion of its fixed rate long-term debt that is hedged. This fair value adjustment is recorded as an increase or decrease to long-term debt, with the related value for the interest rate swaps’ non-current portion recorded in “Other assets” or “Other noncurrent liabilities” in the consolidated balance sheets. Interest rate differentials associated with these interest rate swaps are recorded as an adjustment to a current asset or liability, with the offset to interest expense over the life of the interest rate swaps.

11.	Concentrations of Risk

The Company relies on local and long-distance telephone companies and other companies to provide certain communications services. Additionally, the Company relies on one vendor to provide billing services for the postpaid subscribers acquired in conjunction with the Company’s acquisition of AT&T Wireless (see Note 3). Although management believes alternative vendors could be found in a timely manner, any disruption of these services could potentially have an adverse impact on operating results.

The Company relies on roaming agreements with other wireless carriers to permit the Company’s customers to use their GSM/ GPRS/ EDGE and TDMA networks in areas not covered by the Company’s networks. If these providers decide not to continue those agreements due to a change in ownership or other circumstance, this could cause a loss of service in certain areas and possible loss of customers.

Although the Company attempts to maintain multiple vendors to the extent practicable, its handset inventory and network infrastructure equipment, which are important components of its operations, are currently acquired from only a few sources. If the suppliers are unable to meet the Company’s needs as it continues to build out and upgrade its network infrastructure and sell service and handsets, delays and increased costs in the expansion of the Company’s network infrastructure or losses of potential customers could result, which would adversely affect operating results.

Financial instruments that could potentially subject the Company to credit risks consist principally of trade accounts receivable. Concentrations of credit risk with respect to these receivables are limited due to the composition of the customer base, which includes a large number of individuals and businesses. No customer accounted for more than 10% of consolidated revenues in any year presented.

Approximately 22,000, or 31%, of the Company’s employees are represented by the Communications Workers of America (CWA), with contracts expiring on various dates between February 2005 and

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

February 2008. Approximately 5,700 of the Company’s employees are covered by contracts that expired in February 2005. On March 2, 2005, the Company and the CWA announced that they reached a tentative agreement on a labor contract that covers bargained-for employees in 37 states. The agreement is subject to ratification by union members. Most of the contracts contain no-strike clauses. In most areas of the country and with most job titles, the Company is contractually required to maintain a position of neutrality and to allow card-check balloting with respect to unionization and support the determination of its employees.

12.	Related Party Transactions

In addition to the affiliate transactions described elsewhere in these financial statements, other significant transactions with related parties are summarized in the succeeding paragraphs.

In connection with the formation of Cingular, the Company entered into wireless agency agreements with subsidiaries of SBC and BellSouth. Such subsidiaries and any of their affiliates that make an election to do so may act as authorized agents exclusively on the Company’s behalf for the sale of its wireless services to customers in SBC’s and BellSouth’s respective incumbent service territories. The Company is free to contract with other agents, including retailers and other distributors, for the sale of its wireless services in these territories and elsewhere throughout the U.S. In addition to the unilateral rights of SBC and BellSouth and their affiliates to terminate and to the Company’s right to terminate in certain events, each wireless agency agreement terminates upon breach, mutual agreement of the parties or on December 31, 2050. Agent commissions and compensation charges are included in “Selling, general and administrative” in the consolidated statements of income.

The Company incurred local interconnect and long distance charges from SBC and BellSouth and their affiliates related to the provision of wireless services to its subscribers, which are included in “Cost of services” in the consolidated statements of income.

The Company incurred telecommunication and other charges from SBC and BellSouth and their affiliates in connection with its internal business operations, which are primarily included in “Selling, general and administrative” in the consolidated statements of income.

Related party charges incurred by the Company are summarized as follows:

	Year Ended December 31,

Type of Service:	2002	2003	2004

Agent commissions and compensation	$46	$103	$67
Interconnect and long distance	663	815	927
Telecommunications and other charges	85	77	97

Additionally, the Company has purchase commitments to SBC, BellSouth and their affiliates of $258 for dedicated leased lines used to provide interconnection services and $142 for telecommunications and other services (see Note 18).

The Company had receivables from affiliates of $81 and $247 and payables to affiliates of $135 and $109 at December 31, 2003 and 2004, respectively, primarily with SBC, BellSouth and GSMF (see Note 6).

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

13.	Impairment of Long-lived Assets

During the fourth quarter of 2002, the Company evaluated the recoverability of the long-lived assets, including property, plant, and equipment and FCC licenses, of its Mobitex data business. While the business continued to generate positive operating cash flows, the timing of the Company’s migration to data services over its cellular/PCS networks, as well as other competitive and technological factors, decreased the cash flows that the Company expected to generate from continuing to operate the Mobitex data network. In the fourth quarter of 2002, the Company determined that the estimated future undiscounted cash flows were less than the carrying value of the Mobitex data business long-lived assets. Accordingly, the Company adjusted the carrying values of the Mobitex data business long-lived assets to their estimated fair value, resulting in a non-cash impairment loss of $104. Fair value was determined using a discounted cash flow approach. The impairment loss is included in “Cost of services” in the consolidated statement of income. The impairment loss was comprised of $71 of property, plant and equipment and $33 of FCC licenses. In conjunction with the impairment test, the Company reviewed the remaining useful lives of the Mobitex data business long-lived assets and determined the lives to be appropriate. During the fourth quarter of 2003, the Company evaluated the recoverability of the long-lived assets of its Mobitex data business and determined no additional impairment existed. In connection with its agreement to sell its Mobitex data business, the Company adjusted the carrying values of the long-lived assets to their fair value in the third quarter of 2004, resulting in a loss of $31 (see Note 3).

The Company’s cellular/PCS networks utilize two digital transmission technologies, TDMA and GSM. The TDMA technologies are deployed over two different spectrum frequencies, 850 MHz (cellular) and 1900 MHz (PCS). As discussed in Note 4, in 2002 the Company began adding GSM equipment throughout its TDMA markets, to provide a common transmission standard, and adding technologies for high-speed data services. In the fourth quarter of 2002, the Company finalized market specific execution strategies concurrent with the development and approval of its 2003 capital budget. In several smaller PCS markets, where the Company has only 10 MHz of available spectrum, it did not have adequate spectrum depth to concurrently provide wireless services using both technologies. In these markets, the Company retired the TDMA network assets in order to deploy GSM technology. The TDMA network assets used in 1900 MHz markets are frequency specific and cannot be redeployed for use in the Company’s other 850 MHz markets. Due to the anticipated near-term removal of these assets from service during the period ranging from the third quarter of 2003 to the fourth quarter of 2004, the Company performed an impairment test as required by SFAS 144 to determine whether the future cash flows of these markets were sufficient to recover the carrying value of the related TDMA assets as of December 31, 2002. In the fourth quarter of 2002, the Company recognized a non-cash impairment charge of $47 related to its 1900 MHz TDMA assets in ten markets located in the southeastern and southwestern U.S. The impairment loss was measured as the difference between the carrying value of these assets at December 31, 2002 and their fair value. Fair value was determined using a discounted cash flow approach. The impairment loss is included in “Cost of services” in the consolidated statement of income.

14.	Acquisition-Related, Integration and Other Costs

Management plans to exit certain activities of AT&T Wireless, including disposing of redundant facilities, interests in certain foreign operations and domestic wireless assets required to be divested by the FCC and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

the U.S. Department of Justice in connection with the acquisition (see Note 20), and to integrate the acquired business (see Note 3) with the Company. These plans affect many areas of the combined company, including sales and marketing, network, information technology, customer care, supply chain and general and administrative functions. In connection therewith, the Company expects to incur significant costs over the next several years associated with such dispositions and integration activities. Management is in the process of developing these plans and expects to complete them in the first and second quarters of 2005. The Company expects that the finalization of certain integration plans will result in adjustments to the purchase price allocation for the acquired assets and assumed liabilities of AT&T Wireless and may also result in the need to shorten the useful lives of certain network and other property, plant and equipment.

In the third and fourth quarters of 2004, the Company incurred $288 of integration costs, including $101 of costs to market the combined company, $75 of costs to prepare systems for the launch of the common customer interfacing systems and processes, $39 of costs to convert the branding of AT&T Wireless stores and agent locations to the Cingular brand, $17 related to employee retention and involuntary terminations and $56 of other integration planning and execution costs. These costs are primarily included in “Selling, general and administrative expenses” in the consolidated statements of income.

Employee termination benefits incurred in 2004 were $4 and include involuntary severance payments and related benefits for certain former Cingular employees who have been identified to be displaced in the first quarter of 2005. Employee termination benefits to be paid were recorded in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits (SFAS 112). Additional liabilities for termination benefits to be provided to former Cingular employees are expected to be recognized under SFAS 112 when such costs are probable and estimable. Additional liabilities for termination benefits to be provided to former AT&T Wireless employees are expected to be recognized under EITF Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination (EITF 95-3), as liabilities assumed in the purchase business combination.

15.	Reorganization Costs

In August 2002, the Company announced plans to reorganize its sales operations and to reduce its workforce in these and other functional areas of the business. It was expected that approximately 2,500 to 3,000 positions (employees, contractors and temporary personnel) would be eliminated, with more than one-third occurring through the elimination of temporary positions and normal attrition. Substantially all employees affected received notification in September 2002. Approximately 1,600 employees were terminated under this reorganization plan. Employee severance costs were accounted for in accordance with SFAS 112. For other costs of the reorganization, the Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, in 2002 and accounts for the costs of the reorganization when the liability is incurred. The costs associated with the reorganization, principally severance, lease termination and relocation, were not expected to exceed $70. Substantially all activities associated with this reorganization were complete as of June 30, 2003. Reorganization costs for the years ended December 31, 2002 and 2003 were $41 and $21, respectively, and are principally reflected in “Selling, general and administrative” expenses in the consolidated statements of income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

16.	Income Taxes

The Company is not a taxable entity for federal income tax purposes. Federal taxable income or loss is included in the respective member’s federal income tax return. The majority of states follow this treatment. Certain states, however, impose taxes at the Company level and such taxes are the responsibility of the Company and are included in the Company’s income tax provision (benefit). The consolidated financial statements also include income tax provisions (benefits) for federal and state income taxes for all corporate subsidiaries of the Company.

Following the Company’s acquisition of AT&T Wireless and related restructuring, AT&T Wireless became a direct wholly-owned subsidiary of the Company. The Company and AT&T Wireless transferred significant portions of their respective assets and liabilities to CW II. Earnings or losses from CW II flow to its owners in accordance with their respective ownership interests. The structure retains AT&T Wireless as a tax-paying corporation that is a 43% owner of CW II. The Company owns the remaining 57% of CW II. The Company and CW II are generally both considered partnerships for federal and state income tax purposes. For partnerships, income tax items generally flow through to their members and are taxed at the member level pursuant to federal and state income tax laws.

Deferred income taxes are recorded using enacted tax law and rates for the years in which the taxes are expected to be paid or refunds received. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting. A majority of these deferred taxes were recorded through the required application of the purchase method of accounting for the Company’s acquisition of AT&T Wireless. As part of purchase accounting, a significant portion of the assets and liabilities acquired were recorded by the Company at fair value (see Note 3). The difference between the fair values recorded for these acquired assets (other than goodwill) and liabilities and the tax basis of those assets and liabilities determined the deferred income taxes that have been recorded in the Company’s financial statements. Additionally, the Company assumed significant tax net operating losses (NOLs) with its acquisition of AT&T Wireless.

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Item 8.     Financial Statements and Supplemental Data

CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

The provision (benefit) for income taxes consists of the following:

	Year Ended
	December 31,

	2002	2003	2004

Current:
Federal	$10	$26	$14
State and local	5	3	2
International	—	—	—

	15	29	16
Deferred:
Federal	(5)	(3)	(67)
State and local	2	2	(7)
International	—	—	—

	$(3)	$(1)	$(74)

Provision (benefit) for income taxes	$12	$28	$(58)

A reconciliation of the income tax provision (benefit) computed at the statutory tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,

	2002	2003	2004

Federal statutory rate	35%	35%	35%
Income tax provision (benefit) at statutory rate	$426	$352	$50
State income taxes, net of federal U.S. tax benefit	49	40	6
LLC income not subject to federal or state income taxes	(463)	(364)	(114)
Provision (benefit) for income taxes	$12	$28	$(58)
Effective income tax rate	0.99%	2.79%	(40.56)%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

Deferred taxes arise because of differences between the book and tax bases of certain assets and liabilities. The significant components of the Company’s deferred tax assets and (liabilities) are as follows:

	December 31,

	2003	2004

Current deferred tax assets:
Other	$—	$2

Total current deferred tax assets	—	2
Noncurrent deferred tax assets:
Noncurrent deferred income tax assets:
Net operating loss/credit carryforwards	—	3,078
Valuation allowances	—	(147)

Total net noncurrent deferred tax assets	—	2,931
Noncurrent deferred tax liabilities:
Investment in Cingular Wireless II	—	6,655
FCC licenses and goodwill	178	216
Investments in and advances to unconsolidated subsidiaries	—	41
Other	12	16

Total noncurrent deferred tax liabilities	190	6,928
Total noncurrent net deferred tax liabilities	$190	$3,997

The Company, through AT&T Wireless, has federal and state NOL carryforwards of approximately $7,555 and $9,341, respectively, which expire at various dates principally from December 31, 2007 through December 31, 2024. At December 31, 2004, the related tax effected NOLs for federal and state income tax purposes were $2,644 and $394, net of federal tax impacts, respectively. In addition, the Company had tax effected NOLs of $10 related to its Puerto Rico operations. The Company also has federal tax credit carryforwards of $26 which expire between 2007 and 2024, and $4, which are not subject to expiration. Internal Revenue Code Section 382 places certain limitations on the annual amount of NOL carryforwards that can be utilized if certain changes to a company’s ownership occur. The Company believes that its purchase of AT&T Wireless was a change in ownership pursuant to Section 382 of the Code, and that the NOL carryforwards of AT&T Wireless are limited but more likely than not will be used in future periods. As of December 31, 2004, the Company had valuation allowances of $130 for NOLs and $17 for tax credits which were more likely than not to expire unused. The majority of the Company’s deferred tax asset valuation allowance would be applied to reduce goodwill in the event that the tax benefits for the items are recognized.

On December 21, 2004, the FASB issued FSP FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004 (the Act), to provide accounting and disclosure guidance for the repatriation provision of the Act. The Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations that are repatriated in either an enterprise’s last tax year that began before the enactment date of October 22, 2004

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

or the first tax year that begins during the one-year period beginning on the date of enactment. The deduction is subject to a number of limitations and, as of December 31, 2004, uncertainty remained as to how to interpret numerous provisions in the Act. As of December 31, 2004, the Company had deferred tax liabilities of $108 related to undistributed foreign earnings totaling $350. Based on the Company’s analysis of the Act, although not yet finalized, it is reasonably possible that under the repatriation provision of the Act the Company may repatriate some amount of earnings estimated to be between $300 to $350. The related tax effects of such repatriation cannot reasonably be estimated at this time. The effects of the repatriation on deferred tax liabilities would result in adjustments to the purchase price allocations that were recorded in connection with the Company’s acquisition of AT&T Wireless. We expect the Company to be in a position to finalize its assessment during the second quarter of 2005. Until this evaluation is completed, the Company presumes that repatriation of those foreign earnings will occur and has accordingly recognized a deferred tax liability for the full amount of current and prior years’ unremitted earnings without giving effect to the repatriation provision of the Act.

At December 31, 2003 and 2004, the Company’s net assets at entities that are not taxpayers exceed their tax bases by approximately $12,900 and $14,000, respectively. For the year ended December 31, 2003, this basis difference is principally attributable to the tax rules used to determine depreciation and amortization of property, plant and equipment and intangible assets. For the year ended December 31, 2004, this basis difference principally relates to the Company’s investment in CW II.

Cash paid for income taxes for the years ended December 31, 2002, 2003 and 2004 was $14, $23 and $22, respectively.

17.	Employee Benefits

Pensions and Post-Retirement Benefits

Approximately 43,000 of the Company’s employees are covered by one of two noncontributory qualified pension plans. Participation in the Company’s plans commenced November 1, 2001, following the initial contribution of employees and related obligations and liabilities by SBC and BellSouth to the Company. In connection with this contribution, SBC and BellSouth transferred pension assets from the qualified trusts to the trusts established for the Company’s pension plans. Current employees of the Company who were formerly employed by AT&T Wireless do not participate in the pension plans.

Nonbargained and some bargained employees participate in a cash balance plan, under which they can elect to receive their pensions in a lump sum. The pension benefit formula for many bargained employees is based on a flat dollar amount per year of service according to job classification, and these benefits are typically paid as an annuity.

The projected benefit obligation of the Company’s pension plans is the actuarial present value of all benefits attributed by the pension benefit formula to previously rendered employee service. It is measured based on assumptions concerning future interest rates, employee compensation levels, retirement date and mortality. Actual experience may differ from the actuarial assumptions, and the benefit obligation will be affected. The Company uses a December 31 measurement date for its plans.

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

Nonbargained employees and their covered dependents who meet certain eligibility requirements will be provided access to post-retirement medical and dental benefits at no cost to the Company. For bargained employees and a closed group of nonbargained transitional employees, the Company provides certain retiree medical, dental and life insurance benefits under various plans and accrues actuarially determined post-retirement benefit costs as active employees earn these benefits. These post-retirement plans are not funded. Current employees formerly employed by AT&T Wireless do not participate in the Company’s post-retirement benefit plans.

In accordance with FASB Staff Position No. FAS 106-2, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Medicare Modernization Act) has been reflected effective January 1, 2004. Due to expected future receipt of subsidies available under the Act for plans that are determined to be actuarially equivalent, the plans combined Accumulated Postretirement Benefit Obligation was reduced by approximately $8 as of January 1, 2004 and the combined 2004 Net Periodic Benefit Cost was reduced by approximately $2.

Obligations and Funded Status

The pension plan and post-retirement benefit plan funded status and amounts recognized in the consolidated balance sheets at December 31, 2003 and 2004 are as follows:

			Post-
	Pension		Retirement
	December 31,		December 31,

	2003	2004	2003	2004

Change in Benefit Obligation:
Benefit obligation at beginning of year	$413	$456	$84	$114
Service cost	61	65	9	10
Interest cost	24	26	6	6
Amendments	(1)	2	(2)	(12)
Impact of Medicare Modernization Act	—	—	—	(8)
Actuarial loss	18	18	17	7
Benefits paid	(59)	(31)	—	—

Benefit obligation at end of year	$456	$536	$114	$117

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

			Post-
	Pension		Retirement
	December 31,		December 31,

	2003	2004	2003	2004

Change in Plan Assets:
Fair value of plan assets at beginning of year	$450	$510	$—	$—
Actual return on plan assets	103	47	—	—
Employer contribution	16	—	—	—
Benefits paid	(59)	(31)	—	—

Fair value of plan assets at end of year	$510	$526	$—	$—

	Pension		Post-Retirement
	December 31,		December 31,

	2003	2004	2003	2004

Funded status	$54	$(10)	$(114)	$(117)
Unrecognized prior service cost	15	14	6	(7)
Unrecognized net actuarial loss	3	12	31	29

Prepaid pension cost and accrued post-retirement benefit obligation	$72	$16	$(77)	$(95)

The accumulated benefit obligation for the pension plans was $435 and $511 at December 31, 2003 and 2004, respectively. As of December 31, 2004, the bargained pension plan had an accumulated benefit obligation that exceeded the fair value of plan assets, and an additional minimum liability of $6 was recorded in accordance with the provisions of paragraphs 36 and 37 of SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS 87). Additional information for this plan is as follows:

	December 31,

	2003	2004

Projected benefit obligation	$18	$26
Accumulated benefit obligation	16	22
Fair value of plan assets	16	17
Increase in minimum liability included in other comprehensive income	—	4

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

Components of Net Periodic Pension Cost

Net pension expense and post-retirement benefit expense recognized is comprised of the following:

	Pension			Post-Retirement

	2002	2003	2004	2002	2003	2004

Service cost	$62	$61	$65	$6	$9	$10
Interest cost	24	24	26	4	6	6
Expected return on plan assets	(27)	(36)	(38)	—	—	—
Amortization of prior service cost	3	3	3	2	1	1
Recognized actuarial gain	—	—	—	—	1	1

Net expense	$62	$52	$56	$12	$17	$18

Curtailment and termination benefits				(1)	—	—

Adjusted net post-retirement benefit expense				$11	$17	$18

Assumptions

Significant weighted-average assumptions used in developing pension and post-retirement benefit obligations at December 31 include:

			Post-
	Pension		Retirement

	2003	2004	2003	2004

Discount rate	6.25%	5.75%	6.25%	5.75%
Composite rate of compensation increase	6.00%	6.00%	6.00%	6.00%

Significant weighted-average assumptions used to determine net periodic pension and post-retirement cost for the years ended December 31 include:

	Pension			Post-Retirement

	2002	2003	2004	2002	2003	2004

Discount rate	7.25%	6.75%	6.25%	7.25%	6.75%	6.25%
Expected long-term return on plan assets	8.50%	8.50%	8.50%	—	—	—
Composite rate of compensation increase	7.00%	6.00%	6.00%	7.00%	6.00%	6.00%

The expected long-term rate of return on assets was derived using data from investment managers and reflects the average rate of earnings expected on the funds invested, or to be invested, to provide for the benefits included in the projected benefit obligations. The Company considers many factors, which include current market information on long-term returns (e.g., long-term bond rates) and current and target asset allocations between asset categories. The target asset allocation is determined based on consultations with external investment advisors.

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

Assumed health care cost trend rates at December 31 are as follows:

	2003		2004

	Pre-Age	Post-Age	Pre-Age	Post-Age
	65	65	65	65

Health care cost trend rate assumed for next year	10.00%	11.00%	9.25%	10.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.00%	5.00%
Year the rate reaches the ultimate trend rate	2011	2011	2011	2011

The assumed dental cost trend rate is 5.0% in 2004 and future years. A one percentage-point change in the assumed health care cost trend rate would have the following effects:

	One Percentage-	One Percentage-
	Point Increase	Point Decrease

Effect on total of service and interest cost components	$4	$(3)
Effect on post-retirement benefit obligation	20	(16)

     Plan Assets

The Company’s pension plans asset allocations at December 31, by asset category are as follows:

	Plan Assets at
	December 31,

	2003	2004

Asset Category
Equity securities	66%	62%
Debt securities	28	28
Cash	1	—
Other	5	10

Total	100%	100%

The investment goal of the plans is to ensure the availability of funds for the liabilities as they become due and to meet the objectives with a prudent risk profile, diversification and diligent management in accordance with applicable statutory and regulatory constraints. Target allocations for the pension plans are 35% large cap equity (range of 30 — 40%), 10% small/mid cap equity (range of 5 — 15%), 15% international equity (range of 10 — 20%), 30% domestic fixed income (range of 25 — 30%), 10% alternative investments (range 5 — 15%) and 0% cash (0 — 2%) range. The alternative investment allocation is comprised of absolute return strategies. Absolute return strategies are designed to return cash plus a premium regardless of market direction and are included in the portfolio for diversification purposes. Prohibited investments are outlined in each individual manager’s agreement, and derivatives are allowed if in compliance with the Company’s internal derivative policy. Derivatives may be used as a substitute for physical investing or to manage duration and currency risk. Performance is reviewed on a monthly basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

     Contributions

The Company does not expect to make any contributions to its pension plans and its post-retirement benefit plans in 2005.

     Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid. Post-retirement benefit payments shown reflect estimated payment amounts before the Medicare subsidy. The Medicare subsidy for all years shown below totals less than $2 in aggregate.

		Post-
	Pension	retirement
	Benefits	Benefits

2005	$86	$1
2006	45	1
2007	49	2
2008	52	2
2009	54	3
2010-2014	308	26

     Defined Contribution Plans

The Company maintains several contributory savings plans which cover substantially all employees. Effective December 31, 2002, the plan covering bargained employees was merged into the plan covering nonbargained employees. Contributions made by the Company and the related costs are determined as a percentage of covered employees’ eligible contributions to the plans and totaled $56 in 2002, $46 in 2003 and $46 in 2004.

Current employees who were formerly employed by AT&T Wireless will continue to participate in a legacy savings plan until January 1, 2006. The plan matches a percentage of employee contributions up to certain limits and provides a fixed contribution percentage. The Company may also provide discretionary or profit-sharing contributions. Contributions under the plan totaled $13 from the acquisition date of October 26, 2004 through December 31, 2004.

     Stock Based Compensation Plans

AT&T Wireless sponsored the 2001 Long Term Incentive Plan, which provided for stock options, restricted stock and performance shares. All of these awards vested and accelerated upon the Company’s acquisition of AT&T Wireless and were settled in cash.

     Supplemental Retirement Plans

The Company also assumed the liabilities related to nonqualified, unfunded supplemental retirement plans for senior executives previously employed by SBC affiliates that were contributed to the Company. Expenses related to these plans were less than $2 in all years presented. Liabilities of $8 and $8 related to

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CINGULAR WIRELESS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in Millions)

these plans, which include an additional minimum pension liability of $2 and $3, have been included in “Other noncurrent liabilities” in the consolidated balance sheets at December 31, 2003 and 2004, respectively. The consolidated balance sheets also include $1 in “Other intangible assets, net” at December 31, 2003 and 2004 related to these plans.

Deferred Compensation Plan

The Company provides certain management employees with a nonqualified, unfunded deferred compensation plan. The plan allows eligible participants to defer some of their compensation on a pre-tax basis and receive a market-based interest rate of return. In addition, the plan provides for a stated matching contribution by the Company based on a percentage of the compensation deferred. Deferred compensation expenses for all years presented was not significant. The long-term portions of liabilities related to this plan of $22 and $30 have been included in “Other noncurrent liabilities” in the consolidated balance sheets at December 31, 2003 and 2004, respectively.

Certain management employees who previously were employees of AT&T Wireless are participants in a nonqualified, unfunded deferred compensation plan, which allows participants to defer a portion of their compensation on a pre-tax basis, with earnings calculated based on valuation funds selected by the participants. In addition, the plan provides for contributions by the Company to participants whose matching and profit sharing contributions to the qualified 401(k) plan were capped by operation of the limitations imposed by tax laws. The liability of the deferred compensation plan totaled $61 as of December 31, 2004, of which $24 and $37 have been classified as “Accrued liabilities” and “Other noncurrent liabilities”, respectively, in the consolidated balance sheets.

The liabilities associated with the AT&T Wireless deferred compensation plan, along with other benefit obligations, have been funded and are held in a grantor trust, subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Upon the acquisition of AT&T Wireless by the Company, the trust became irrevocable, and the Company was required to contribute an amount to the grantor trust equal to the present value of the total amount owed to participants in the deferred compensation plan and other benefit obligations. As of December 31, 2004, the grantor trust held $110 in assets, of which $83 was invested in cash equivalents and short term investments. The remaining $27 represented the cash surrender value of Company owned life insurance policies. The assets held by the grantor trust were included in “Other assets” in the consolidated balance sheets as of December 31, 2004 (see Note 1).

Long-Term Compensation Plan

The Cingular Wireless Long-Term Compensation Plan, as amended (the Plan), provides for incentive compensation to eligible participants over periods that are two years or longer in the form of performance units, stock appreciation units and restricted stock units. Awards granted in any particular year may be comprised of any combination of award type provided for under the Plan, as approved by the plan administrator. All awards are ultimately settled in cash. Grants are made in April of the award year.

Performance units are tied to the achievement of specified financial objectives over a three-year performance period. The units have a stated value of $50 (whole dollars). Performance units granted at

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inception of a three-year performance period are payable in the first quarter following the performance period, with payouts ranging from 0% to 200% of the stated value of the performance units for years prior to 2004 and 0% to 150% for 2004 grants. The number of performance units granted under the Plan total approximately 1.2 million units in 2002 and 540,000 units in 2003. During the year ended December 31, 2004, the Company granted approximately 732,000 performance units. As of December 31, 2004, the Company has approximately 2.0 million outstanding performance units. Expense is accrued ratably throughout the performance period based upon management’s estimate of the compensation that will ultimately be earned under the Plan. As performance is monitored against the financial objectives that have been established throughout the respective three-year performance periods, management may revise its estimate of the compensation that will ultimately be earned under the Plan and adjust its accrual accordingly.

Stock appreciation units granted under the Plan, which approximate 3.3 million in total, are indexed to an underlying share of BellSouth or SBC common stock. Each stock appreciation unit has a grant price equal to the closing price of BellSouth or SBC stock, as the case may be, based on the closing New York Stock Exchange price on the grant date. Stock appreciation units were granted to eligible employees on April 1, 2003, 50% of which vest two years after the grant date and the remaining 50% of which vest three years following the grant date. As of December 31, 2004, the Company had approximately 2.8 million outstanding stock appreciation units. The units expire 10 years from the grant date. Compensation cost is recognized over the period such units remain outstanding based upon the change in the fair value of the stock appreciation units at the end of each reporting period.

Restricted stock units granted under the Plan are indexed to an underlying share of BellSouth or SBC common stock. The value of the restricted stock units granted in 2004 will be paid in cash to holders in March 2007 based on the average of the closing stock prices of BellSouth and SBC common stock for the last ten trading days of February 2007. Dividend equivalents will be paid annually at the same rate as the dividend received by all SBC and BellSouth shareholders, respectively. During the year ended December 31, 2004, the Company granted approximately 339,000 BellSouth restricted stock units and 378,000 SBC restricted stock units with an aggregate value on the grant date of approximately $19. As of December 31, 2004, the Company had approximately 669,000 outstanding restricted stock units. The value of the restricted stock units, adjusted for changes in the value of the underlying BellSouth and SBC common stock, is recognized as compensation expense over the three year vesting period.

For the years ended December 31, 2003 and 2004, the Company recognized compensation expense of $14 and $26, respectively, associated with the Plan. Former AT&T Wireless employees who remain in the employment of the Company and meet certain eligibility requirements will participate in the Plan beginning in 2005.

18.	Commitments and Contingencies

Leases

The Company entered into significant capital leases primarily for the use of communications towers (see Note 19). Capital lease obligations are included in Note 9.

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The Company also entered into operating leases for facilities and equipment used in operations. These leases typically include renewal options and escalation clauses. In general, ground and collocation leases have five or ten year initial terms with three to five renewal terms of five years. Rental expense under operating leases for the years ended December 31, 2002, 2003 and 2004 was $456, $512 and $699, respectively.

The following table summarizes the approximate future minimum rentals under noncancelable operating leases, including renewals that are reasonably assured, in effect at December 31, 2004:

At December 31,
2005	$1,251
2006	1,094
2007	899
2008	729
2009	619
Thereafter	3,511

Total	$8,103

Commitments

The Company has unconditional purchase commitments for advertising and marketing, computer equipment and services, roaming, long distance services, network equipment and related maintenance, and software development and related maintenance. These commitments totaled approximately $1,326 at December 31, 2004. Included in this amount are commitments of $142 to SBC, BellSouth and their affiliates for telecommunications and other services. Also included are commitments to AT&T Corp. (AT&T) which were assumed by the Company in conjunction with its acquisition of AT&T Wireless, as well as network-related commitments associated with the brand license agreement. In August 2004, the Company, AT&T Wireless and AT&T entered into a definitive agreement to modify the brand license agreement between AT&T Wireless and AT&T to provide the Company with certain licensee rights to the AT&T brand for wireless services during a six-month transition period following the acquisition. As part of this agreement, the Company committed to purchase $100 in network services from AT&T through December 31, 2005, of which $33 remained outstanding as of December 31, 2004.

The Company has commitments with local exchange carriers for dedicated leased lines. The original terms of these commitments vary from month-to-month up to five years. The Company’s related commitment to its primary carriers as of December 31, 2004, was approximately $572, with payments due in each of the five succeeding fiscal years as follows: $225 in 2005, $171 in 2006, $108 in 2007, $60 in 2008 and $8 in 2009. Included in these amounts are commitments of $258 to SBC, BellSouth and their affiliates.

The Company has commitments to Crown Castle International for monitoring and maintenance services related to its communication towers (see Note 19). The Company’s commitment at December 31, 2004 was approximately $276, with payments due in each of the five succeeding fiscal years and thereafter as follows: $86 in 2005, $61 in 2006, $42 in 2007, $27 in 2008, $16 in 2009 and $44 thereafter.

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As discussed in Note 7, the Company has interests in several variable interest entities which were formed to acquire licenses that were restricted by the FCC to businesses with limited assets and revenues. Two of these variable interest entities, including Salmon and Alaska Native Wireless, LLC (ANW), include terms within their venture agreements, such that the other owners may elect to require the Company to purchase their interests at specified time periods. The other owner of Salmon, Crowley Digital, has the right to put its approximate 20% economic interest in Salmon to the Company at a cash price equal to Crowley Digital’s initial investment plus a specified rate of return. The put right can be exercised at certain times, and the Company estimates that the earliest exercise period will begin in February 2006 and the latest exercise period will end in April 2008. The Company’s maximum liability for the purchase of Crowley Digital’s interest in Salmon under this put right is $225, of which $155 was reflected in “Other noncurrent liabilities” as of December 31, 2004. In accordance with the terms of the ANW venture agreement, in March 2007, the other owners of ANW may elect to require the Company to purchase their interests in ANW for $145, of which $118 was reflected within “Other noncurrent liabilities” as of December 31, 2004. Under certain circumstances, this right may be exercised earlier, in which case the amount payable would be reduced by 5 percent per annum.

In connection with the termination of the Company’s GSMF network infrastructure joint venture with T-Mobile (see Note 20), the Company has a $1,200 commitment to purchase a minimum number of minutes from T-Mobile. This commitment became effective in January 2005.

In November 2004, the Company and Edge Mobile Wireless, LLC entered into a definitive agreement, pursuant to which Edge Mobile, LLC (Edge) was formed to bid as an “entrepreneur” for certain 1900 MHz band PCS licenses auctioned by the FCC. The auction ended in February 2005. Edge was the successful bidder for, and, following the filing and review of the standard applications, expects to be granted 21 licenses. Edge’s total high bids for the licenses in which the Company will have an indirect economic interest amounted to $181, of which the Company is obligated to fund $174. In December 2004, the Company contributed $31 in equity to Edge, which will be used to pay for a portion of the licenses. The Company will contribute equity and make advances to Edge in March 2005 to cover its remaining obligation.

Contingencies

The Company and AT&T Wireless are defendants in a lawsuit brought by Freedom Wireless Inc. alleging patent infringement related to prepaid wireless service. The case is pending in the U.S. District Court for the District of Massachusetts, and the trial for this matter commenced in late February 2005. It is expected that the trial could last at least two months. The plaintiff is expected to seek approximately $250 in monetary damages from the Company and AT&T Wireless, as well as injunctive relief. Boston Communications Group, Inc. (BCGI), whose prepaid technology platform the Company has used and whose technology is alleged to infringe two patents held by Freedom Wireless, has agreed to indemnify the Company and AT&T Wireless with respect to the claims asserted in this litigation. Financial and other information regarding BCGI can be obtained at www.bcgi.net. (This website address is an inactive textual reference included for information only and is not intended to be an active link to or incorporate any website information into this document.)

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The Company is subject to claims arising in the ordinary course of business involving allegations of personal injury, breach of contract, anti-competitive conduct, employment law issues, regulatory matters and other actions. To the extent that management believes that a loss arising from litigation or regulatory proceedings is probable and can reasonably be estimated, an amount is accrued on the financial statements for the estimated loss. As additional information becomes available, the potential liability related to the matter is reassessed and the accruals are revised, if necessary. While complete assurance cannot be given as to the outcome of any legal claims, the Company believes that any financial impact would not be material to its business, financial position or cash flows.

19.	Communications Towers

In June 1999, as part of an agreement with Crown Castle International (Crown), BellSouth subsidiaries leased to Crown all unused space on 2,623 of their communications towers. These subsidiaries were contributed to the Company on October 2, 2000. Under these transactions, Crown assumed all obligations for property taxes, insurance and maintenance for the towers and agreed to reimburse the Company for ground lease rentals. The Company has retained, outside of the leases, a portion of the towers for use in operating its wireless network and continues to own the towers and related communications components, including switching equipment, shelters and communications facilities. The Company entered into a monitoring and maintenance agreement with Crown for these towers. During 2002, 2003 and 2004, the Company paid $51, $50 and $60, respectively, to Crown for its monitoring and maintenance services. Monitoring and maintenance fees are escalated by 5% on the anniversary of each site commencement date. The Company has the right to withdraw from the monitoring and maintenance agreement for any tower on the tenth anniversary of the transaction date and on each five-year anniversary thereafter.

In August 2000, Southwestern Bell Mobile Systems, Inc., which SBC transferred to the Company on October 2, 2000, agreed to transfer approximately 3,900 of its communications towers (later reduced to 3,306), including those owned by consolidated partnerships, to another SBC affiliate, in connection with an agreement whereby the SBC affiliate would lease its rights to use and lease space on the towers to SpectraSite Inc. (SpectraSite, formerly SpectraSite Holdings, Inc.). Under the arrangement, SpectraSite then subleases back to the SBC affiliate space on the towers the Company uses. The SBC affiliate further subleases that space to the Company or its affiliates. The annual rent is escalated by 5% as of December 14 of every year. The term of the sublease is unique to each tower and ranges from 13 to 32 years. The Company (as lessee) has the right to withdraw from any lease on the tenth anniversary of the lease date and on each five-year anniversary thereafter. The Company accounts for its subleases of the tower space from the SBC affiliate as capital leases.

As part of the Crown and SpectraSite agreements, the Company had entered into build-to-suit (BTS) agreements that provided for the development and construction of towers on BTS sites and the performance of other services. In 2002, the Company terminated its BTS agreements with SpectraSite and Crown. Under the BTS agreement, 34 towers were completed and became capital leases with SpectraSite. Certain other towers under construction and other work-in-progress were transferred to the Company during the transition period.

In February 2003, a subsidiary of the Company acquired leasehold interests in 545 communication towers in California and Nevada from SpectraSite for $81 in cash. SpectraSite had previously acquired these

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leasehold interests from an affiliate of SBC in 2000, and the Company had leased a portion of the tower space indirectly from SpectraSite. Subsequent to February 2003, the GSMF venture leased a portion of the space on these towers directly from a subsidiary of the Company. In connection with the dissolution of GSMF and the sale to T-Mobile of the California/ Nevada network assets and certain spectrum, the leasehold interests of the Company and GSMF in these 545 communications towers in California and Nevada were transferred to T-Mobile (see Note 20).

In 2002, 2003 and 2004, the Company transferred to the SBC affiliate 33, 94 and 187 towers, respectively. Through December 31, 2004, a total of 3,265 towers having an aggregate net book value of $190, have been transferred.

20.	Subsequent Events

Termination of GSMF Network Infrastructure Joint Venture

In May 2004, the Company and T-Mobile entered into an agreement, subject to regulatory and other customary closing conditions and the closing of the acquisition of AT&T Wireless, to dissolve GSMF, sell to T-Mobile certain spectrum licenses and other assets and exchange certain other spectrum licenses. The first stage of these transactions closed in January 2005.

Pursuant to the agreement, the Company sold its ownership of the California/ Nevada Major Trading Area (MTA) network assets to T-Mobile for approximately $2,500 in cash. The proceeds from the sale will be used to fund capital expenditures through June 2005 in order to receive favorable tax treatment. In connection with the dissolution, the Company was required to contribute an additional $200 to the venture to equalize the capital accounts. The ownership of the New York Basic Trading Area (BTA) network assets returned to T-Mobile. The Company retained the right to utilize the California/ Nevada and New York networks during a four year transition period and has guaranteed to purchase a minimum number of minutes over this term with a minimum purchase of $1,200. The Company and T-Mobile retained all of their respective customers in each market. The Company also sold 10 MHz of spectrum to T-Mobile in each of the San Francisco, Sacramento and Las Vegas BTAs for $180.

As agreed to as part of the original joint venture agreement, the Company and T-Mobile were each to receive 50% of the spectrum used in the operation of the joint venture following its dissolution. Spectrum licenses were not contributed to the joint venture upon its formation in 2001 but rather were subject to a separate agreement governing their use. In connection with the dissolution, the Company and T-Mobile are contractually required to exchange certain spectrum licenses. The Company expects the spectrum licenses to be exchanged on January 1, 2007. The Company will receive 10 MHz of spectrum in New York BTA in addition to the 10MHz of spectrum the Company made available for use by GSMF and 2.5 MHz of spectrum in the Las Vegas BTA, and T-Mobile will receive 5 MHz of spectrum in each of nine BTAs in California, the largest of which is San Diego. T-Mobile also has the option to purchase an additional 10 MHz of spectrum in the Los Angeles and San Diego BTAs from the Company at the end of two years, under certain circumstances.

The Company expects to recognize a gain on these transactions, principally due to the value of the New York spectrum to be received in connection with the consummation of these transactions. The Company expects to recognize a gain upon the completion of the spectrum exchange in 2007.

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Other Divestitures

In November 2004, in response to the Company’s agreement with the U.S. Department of Justice and the FCC to divest certain assets and spectrum in certain markets as a condition to receiving regulatory approval to acquire AT&T Wireless, the Company entered into a number of disposition agreements. An agreement with Alltel Corporation (Alltel) involves the sale by the Company of certain former AT&T Wireless assets and properties, including licenses, network assets, and subscribers that the Company currently operates in several markets, the largest of which is Oklahoma City, Oklahoma. As part of this agreement, the Company also agreed to sell 20 MHz of spectrum and the network assets formerly held by AT&T Wireless in Wichita, Kansas, which it was not required to divest. The Company also entered into a disposition agreement with MetroPCS to sell 10 MHz of former AT&T Wireless spectrum in each of Dallas, Texas and Detroit, Michigan for $230. The Company entered into a disposition agreement with Cellco Partnership (d/b/a Verizon Wireless) to sell 10 MHz of former AT&T Wireless spectrum in Knoxville, Tennessee for $20. Finally, the Company has entered into other disposition agreements pertaining to certain other former AT&T Wireless properties and assets in four smaller transactions involving the sale of various combinations of spectrum, network assets and accounts in specific rural regions of Arkansas, Mississippi, Missouri and Texas.

In February and March 2005, the Company closed its transactions with MetroPCS and Verizon Wireless and one of the four smaller transactions described above. The closings of the remaining divestiture transactions are contingent upon regulatory approval. The transaction with Alltel is expected to close by the second quarter of 2005. The Company does not anticipate recognizing any material gain or loss on these divestiture transactions as the Company’s assumed fair value of the net assets in conjunction with its purchase of AT&T Wireless equaled the sales proceeds from the respective transactions.

21.	Selected Quarterly Financial Data (Unaudited)

The unaudited quarterly results presented below for 2003 and the first three quarters of 2004 have been restated to reflect the correction of the Company’s method of accounting for its operating leases. See Note 2 for further discussion of the restatement.

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter

Total operating revenues(a)	$3,638	$3,874	$4,059	$3,912	(c)
Operating income	707 (b)	747	480	320
Income (loss) before provision for income taxes and cumulative effect of accounting change	410	411	172	12
Net income (loss)	408	399	166 (d)	4	(d)

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	First	Second	Third		Fourth
2004	Quarter	Quarter	Quarter		Quarter(e)

Total operating revenues	$3,942	$4,155	$4,257		$7,082
Operating income (loss)	550	671	460	(f)	(153	)(g)
Income (loss) before provision for income taxes and cumulative effect of accounting change	221	337	142	(f)	(557	)(g)
Net income (loss)	215	339	142	(f)	(495	)(g)

(a)	Includes a reclassification to reflect billings to our customers for the USF and other regulatory fees as “Operating revenues”. The amounts reclassified for the first, second, and third quarters of 2003 were $48, $88 and $105, respectively.

(b)	Includes a reduction of $24 due to reorganization (see Note 15).

(c)	Operating revenues in the fourth quarter of 2003 were $142 lower than the third quarter, due primarily to reduced roaming revenues as a result of lower negotiated rates and expected seasonality.

(d)	Net income in the third and fourth quarters of 2003 was impacted by increased customer acquisition costs associated with the two consecutive quarters of strong gross customer additions. Additionally, other cost increases impacting results included higher customer retention costs in preparation for wireless local number portability in the later part of 2003.

(e)	On October 26, 2004, the Company completed its acquisition of AT&T Wireless. Operating results for 2004 for AT&T Wireless have been included in the consolidated financial statements subsequent to that date.

(f)	Includes a reduction of $43 for integration planning costs and $31 loss on the writedown of the carrying value of the Company’s Mobitex business.

(g)	Fourth quarter 2004 operating results were impacted by an increase in customer acquisition costs associated with the highest gross and net customer additions in the Company’s history, purchase accounting adjustments and related amortization (see Notes 3 and 5) and $245 of acquisition-related and integration costs (see Note 14).